UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

General Form For Registration of Securities

Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

Dominion Minerals Corp.

(Exact Name of Registrant as Specified in Its Charter)

File No. 000-52696

Delaware	22-3091075
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

17 State Street, Suite 4000, New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(732) 536-1600

Registrant’s Telephone Number

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class Name of Each Exchange on Which

to be so Registered Each Class is to be Registered

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock $0.0001 Per Share Par Value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (as defined in Rule 12b-2 of the Exchange Act). Check one:

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated Filer	☐	Smaller reporting company	☒

PART I

The Company has two wholly-owned subsidiaries, Empire Minerals Corp., a Nevada corporation ("Nevada Subsidiary") and Cuprum Resources Corp., a Republic of Panama corporation (“Panamanian Subsidiary” or “Cuprum”). When used herein the terms "we", "us" and/or "our" shall mean the Company, and/or the Nevada Subsidiary, and/or the Panamanian Subsidiary in the context in which they appear.

THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS ARE NOT HISTORICAL FACTS AND CONSTITUTE OR RELY UPON PROJECTIONS, FORECASTS, ASSUMPTIONS OR OTHER FORWARD-LOOKING INFORMATION. GENERALLY THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS OR PHRASES SUCH AS "BELIEVES", "EXPECTS", "ANTICIPATES", "INTENDS", "PLANS", "ESTIMATES", "MAY", AND "SHOULD". THESE STATEMENTS ARE INHERENTLY SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND ASSUMPTIONS. OUR FUTURE RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPECTED OR ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. SPECIFIC FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE FACTORS DESCRIBED AND DISCUSSED IN THE DESCRIPTION OF BUSINESS IN ITEM 1 BELOW.

Item 1 Business.

General

Dominion Mineral Corp. (the “Company,” “we” or “us”) was previously engaged in the acquisition, exploration, development and operation of mineral and natural resource properties and prospects. The Company’s only current activity is pursuing a claim against the Republic of Panama, as described below, and seeking new mining projects. The following subsections set out information on our history and present and proposed operations and certain of the risk factors associated with us and our securities.

History of the Company

The Company was formed as a Delaware corporation on January 4, 1996 under the name ObjectSoft Corporation. On May 9, 2005, the Company changed its name to Nanergy, Inc. On June 5, 2006, its name was changed to Xacord Corp. On January 3, 2007, the Company changed its name to Empire Minerals Corp. and on November 26, 2007, it was changed to Dominion Minerals Corp.

We were originally formed in January of 1996 to acquire the business of a predecessor company, Object Soft Corporation, a New Jersey Corporation. This acquisition was completed in the form of a corporate business combination effective January 31, 1996. The acquired business involved the provision of retail Kiosks, which were internet-connected, advertising-interactive Kiosks. The Kiosks were public access terminals that offered terminals that offered entertainment information and the ability to execute financial transactions via a touch screen. This business was unsuccessful and in July of 2001, we filed a Bankruptcy Petition in the Bankruptcy Court for the District of New Jersey. None of our present officers, directors or significant employees were associated with us at the time of or involved in any way in our bankruptcy proceeding. In November of 2004, we exited the Bankruptcy case with no assets, one liability in the form of a convertible promissory note with a principal balance of $100,000 and outstanding stock of 195 shares of common stock. We then operated as a shell corporation seeking a new business opportunity either through a corporate business combination or an acquisition of assets.

In September of 2005, we were a party to a business combination in which we acquired the ownership of a New Jersey corporation holding licenses, patents and developments to certain photovoltaic processes. In this transaction, the Company issued 99,455 shares of our common stock. The Company also agreed to issue additional shares of common stock and stock options, if certain economic milestones were met by December 31, 2006. These economic milestones were not met. In 2006, we abandoned our efforts to develop the involved processes.

During the period from June 17, 2005 to the date of this Registration Statement, the Company effected three reverse stock splits of its outstanding common stock by amending its Certificate of Incorporation. On June 17, 2005, each outstanding 100 shares were reversed into one share. On August 11, 2006, each 20 outstanding shares were reversed into one share. On January 22, 2007, each 20 outstanding shares were reversed into one share. In all three reverse splits, all fractional shares due to be issued were rounded up to the next full share. Unless otherwise indicated, all references to a number of shares of the Company's common stock have been adjusted to give effect to the applicable stock splits.

On February 20, 2007 we completed a business combination in which we acquired all of the outstanding stock of the Nevada Subsidiary in exchange for shares of our common stock. The combination was structured as a three-party merger in which the Company acquired all of the outstanding stock of the Nevada Subsidiary, a Nevada corporation named Xacord Acquisitions Sub Corp. formed and wholly-owned by the Company to be used as a vehicle for the transaction and which was merged into the Nevada Subsidiary and the outstanding shares of the common stock of the Nevada Subsidiary as of the Effective Time of the merger were converted into shares of the common stock of the Company on a share for share basis with a total of 26,504,000 shares of the Company's stock issued in this conversion. The Company assumed four warrants issued by the Nevada Subsidiary to purchase up to a total of 4,050,000 shares of the Company's Common Stock at $0.10 per share during a three-year term. A warrant to purchase 50,000 shares was exercised on March 2, 2007. The remaining three warrants for 4,000,000 shares were canceled by mutual agreement of the parties on June 1, 2007. The Company acquired the rights of the Nevada Subsidiary under a Letter of Intent to enter into the agreements relating to the acquisition of the majority interest in the Panamanian corporation holding the concession to the copper prospect. The management of the parties at the time of the business combination consisted of: (i) Diego Roca was the sole officer and director of the Company and of Xacord Acquisition Sub Corp.; and (ii) Pinchas Althaus, Diego Roca and Bruce Minsky were the officers and directors of the Nevada Subsidiary. Messrs. Althaus, Roca and Minsky became the three directors and three of the officers of the Company and the Nevada Subsidiary upon completion of the business combination. Mr. Minsky subsequently resigned as a director of the Company.

The following diagrams set forth the organizational status of the Company and the Nevada Subsidiary before and after the completion of their business combination.

Status Before Business Combination:

Actions in Business Combination:

Status After Business Combination:

On March 6, 2007, the Company entered into an Exploration and Development Agreement with Bellhaven Copper & Gold, Inc. (“Bellhaven”), a corporation organized in British Columbia, Canada and Bellhaven’s then wholly-owned subsidiary, Cuprum Resources Corp. (“Cuprum”), a corporation organized in Panama.  Cuprum was the holder of a Mineral Concession from Panama on a copper prospect located in the Guariviara area of Panama.  That agreement granted the Company an option to acquire up to 75% of the authorized and outstanding stock of Cuprum.  On April 14, 2009, the Company and Bellhaven completed a transaction pursuant to a Stock Purchase Agreement under which the Company acquired 100% of Cuprum’s outstanding stock and the Exploration and Development Agreement entered into on March 6, 2007 was terminated.

Present and Proposed Operations

The Company’s present operations consist solely of pursuing its claims against the Republic of Panama relating to its Mineral Concession from the Republic of Panama on a copper prospect (“Cerro Chorcha”) located in the Guariviara area of Panama and seeking new mining projects.

Panamanian Mineral Concession

On March 6, 2007, the Company entered into an Exploration and Development Agreement with Bellhaven and Bellhaven's then wholly-owned subsidiary, Cuprum Resources Corp. (“Cuprum”).  Cuprum is the holder of a Mineral Concession from the Republic of Panama on a copper prospect (“Cerro Chorcha”) located in the Guariviara area of Panama. This agreement granted the Company an option to acquire up to 75% of the authorized and outstanding stock of Cuprum in exchange for (i) the payment of $2,000,000 to Bellhaven by the Company; (ii) the issuance of 4,000,000 shares of the Company’s common stock to Bellhaven; (iii) the expenditure of no less than $15,000,000 for the exploration and development work on the property covered by the Panamanian Mineral Concession held by Cuprum, of which approximately $5,244,051 had been spent as of April 14, 2009; and (iv) other specific terms and conditions.

On April 14, 2009, the Company and Bellhaven completed a transaction under a Stock Purchase Agreement between them pursuant to which (i) the Company acquired 100% interest in all the outstanding stock of Cuprum; (ii) the Company paid Bellhaven $1,500,000 in cash and issued Bellhaven 2,000,000 shares of the Company’s common stock; (iii) the officers and directors of Cuprum were replaced by the officers and directors of the Company; and (iv) the March 6, 2007 Exploration and Development Agreement between the Company, Bellhaven and Cuprum was terminated and the Company and Bellhaven mutually released each other from all obligations and/or liabilities arising thereunder.

The Cerro Chorcha concession consists of 24,241.91 hectares (ha) in five rectangular blocks and is located in Chiriqui and Bocas Del Toro Provinces of Panama straddling the continental divide about 290 km west of Panama City as shown in the following map.

 Since 2009, the Company has encountered various obstacles which have prevented the Company from commencing Phase 2 of its project.

On December 24, 2009, the Supreme Court of Panama issued an Order of Provisional Suspension in response to a lawsuit filed by Cesar Salazar against the Republic of Panama Ministry of Commerce and Industry (“MICI”). The lawsuit alleges among other things that MICI granted the Concession Agreement to the Cuprum unlawfully. The Company considers the claims frivolous and although the suit did not name the Company or Cuprum as a defendant, in February 2010 the Company exercised its right under Panama Law, as an interested third party, by filing a petition in the Supreme Court of Panama, defending the allegations. Pursuant to the Order of Provisional Suspension, any administrative or operational activities to be performed pursuant to the Concession Agreement by the Company or any Ministry or Office of the Republic of Panama, are indefinitely suspended. To date, the Company has not received a response to its petition. In addition, no final ruling has been issued by the Supreme Court of Panama.

In March 2010, the Company filed an application of extension to its Concession Agreement with MICI. In accordance with the Concession Agreement, the 2-year extension to continue exploration activities shall be granted by MICI with another 2 year extension to be granted after that. Requirements of such extension consist of (i) full compliance of the terms of the Concession Agreement during the initial 4-year period; (ii) proof of ability to perform financially by the Company; and (iii) proof of ability to perform technically by the Company. The Company in its application complied with each requirement. According to MICI, due to the Order of Provisional Suspension issued by the Supreme Court of Panama, MICI was not able to process or respond to the application of extension to the Concession Agreement.

In April 2010, to the contrary of the Order of Provisional Suspension issued by the Supreme Court of Panama, MICI issued and posted a resolution on the Gazeta Oficial of Panama declaring the site of the concession a “Mining Reserve.” Pursuant to the resolution, no further exploration and/or mining activities are to be performed on the site of the concession.

As of December 2013, MICI has provided no response to the lawsuit filed in the Supreme Court in December 2009. The Company has not received a resolution or response to the petition filed by the Company, from the Supreme Court of Panama. Although, the Company never received a “resolution of cancelation” from MICI, the application of extension submitted by the Company to MICI was neither, approved nor rejected. As explained by MICI that the concession remained in a “frozen” status pursuant to the Order of Provisional Suspension issued by the Supreme Court of Panama and the application of extension could not be processed. The Company considers the Concession Agreement active and plans to continue its operations upon resolution of the lawsuit filed in the Supreme Court of Panama and Order of Provisional Suspension being lifted.

On December 5, 2013, the Company notified the Panamanian government of the Company’s intent to initiate arbitration proceedings under the U.S.-Panama Bilateral Investment Treaty (“U.S.-Panama BIT”) and the U.S.-Panama Trade Promotion Agreement (“U.S.-Panama TPA”).  As the Panamanian government has not responded to the Company’s requests to discuss a negotiated settlement, The Company filed a formal request for arbitration at the International Centre for Settlement of Investment Disputes (“ICSID”) on March 29, 2016.  The Company has determined the amount of relief that it will seek in the arbitration shall be $268,300,000.  There can be no assurance that it will be successful or recover any amount.

The dispute involves the Panamanian government’s interference with the Company’s investment in the mining concession.  Cuprum owns the exploration rights to the Cerro Chorcha concession.  As discussed above, the Panamanian Ministry of Commerce and Industry (“MICI”) was named as a defendant in a lawsuit brought by Cesar Salazar in December 2009, which led to the “provisional suspension” on all actions involving the Cerro Chorcha.  Awaiting resolution of the lawsuit, the Company filed an application for an extension of its exploration rights in March 2010, one month before the initial exploration concession was to expire.  However, despite the provisional suspension placed on the Cerro Chorcha, the Panamanian government designated the Cerro Chorcha as a “mining reserve” in April 2010 without considering the Company’s extension request, with the purpose and intent of reverting ownership of the concession to the Panamanian government.  Furthermore, the Panamanian government subsequently passed legislation that annulled existing mining concessions in the area encompassing Cerro Chorcha in March 2013.  The Company believes that these actions of the Panamanian government are unlawful and contravene Panama’s international obligations under the U.S.-Panama BIT and the U.S.-Panama TPA.

On March 29, 2016, the Company filed a Request for Arbitration against the Republic of Panama (Panama).  This request was filed with the Secretary-General of the International Centre for Settlement of Investment Disputes (ICSID) under the terms of the U.S.-Panama Bilateral Investment Treaty (the U.S.-Panama BIT).  The Request for Arbitration is the result of the above mentioned longstanding dispute arising from Panama’s expropriation of Dominion’s substantial investment in the Cerro Chorcha mining concession.

The Request for Arbitration sets forth Dominion’s claims as follows:

•

Panama’s actions amounted to an expropriation of Dominion’s investment within the meaning of Article IV of the U.S.-Panama BIT, as they had the effect of depriving Dominion of all or substantially all of its investment in Cerro Chorcha; and

•

Panama’s actions breached its obligations under Article II of the U.S.-Panama BIT to accord fair and equitable treatment to Dominion with respect to its investment in Cerro Chorcha.

The closest city to Cerro Chorcha is David, Panama's third largest city, which is about 40 km to the southwest of the concession site. Travel from Panama City to David requires approximately six hours by car along a paved two-lane highway. There are a number of daily commercial flights between these two cities.

To both the north and south of the concession site there are a number of small towns and villages all connected by a system of roads and trails. A north-south paved road passes within the northwest portion of the Cerro Chorcha concession; however this highway occurs on the opposite side of the Continental divide to the main camp which is accessible only by helicopter or on foot.

Currently helicopter flights to the main Cerro Chorcha camp and work area are out of Rambala a small town 31 kilometers north of the camp. There is a dirt road from Rambala to the village of Soloy. A foot trail leads from Soloy to the Cerro Chorcha camp. This route requires one day and a half to traverse by auto and foot.

Elevations on the property range from about 600 m to 2213 m at the top of Cerro Chorcha and slopes are steep. The higher elevations near the Continental Divide are often cloud covered generated by warm, moist Caribbean air that is lifted daily to cooler heights by air currents. Due to the weather effects, access to the concession site by helicopter is best achieved in the early morning and in the late afternoon.

The mountain terrain is covered in high altitude rain forest with annual rainfall reported to be up to about six meters. Temperatures in this locality average 20(degree) C to 25(degree) C but during some month’s temperatures can dip down to 5(degree)C at night. Work on the concession site can be undertaken at any time of the year.

The main Chorcha exploration camp consists of four large all-weather buildings powered by a diesel generator. Within the region, personnel, supplies, fuel, water and sufficient space for a mining operation are readily available.

The Cerro Chorcha Mineral Exploration Concession (Contract # 006,2005) at Cerro Chorcha was granted to Cuprum on April 4, 2006. In March 2010, the Company made its application for the extension of the Concession. As of the date of this Registration Statement, the Company has not received notice of the cancellation of the Concession Contract or any approval or denial of the application for extension.

The area falls under the local jurisdictions of the District of San Lorenzo in Chiriqui Province and the District of Chiriqui Grande in the Province of Betas Del Toro.

Mineral title to Cerro Chorcha was previously held under Exploration Concession 93-71 (Geo-Minas, S.A.). These concessions expired in 1999 and were officially cancelled by publication in the Official Gazette (No. 25,029) on April 15, 2004. An application for a new concession (CRC-EXPL 2004-05) was accepted on May 17, 2004 in the name of Cuprum.

Table 1 lists the coordinates of the corner points of the individual five blocks.

Block	Longitude	Latitude		Area (hectares)
1	82(degree)	40"' 8(degree)	408.61"	10,302.92
	82(degree)	47"' 8(degree)	408.61"
	82(degree)	47"' 8(degree)	354.2"
	82(degree)	40"' 8(degree)	354.2"
2	82(degree)	47"' 8(degree)	403.5"	2,250.95
	82(degree)	003.4"8(degree)	403.5"
	82(degree)	03A" 8(degree)	39'	37"
	82(degree)	47"' 8(degree)	39'	37"
3	82(degree)	003.4"8(degree)	403.5"	4,705.87
	82(degree)	021.4"8(degree)	403.5"
	82(degree)	021.4"8(degree)	354.2"
	82(degree)	003.4"8(degree)	354.2"
4	82(degree)	47"' 8(degree)	354.2"	4,480.77
	82(degree)	021.4"8(degree)	354.2"
	82(degree)	021.4"8(degree)	327.7"
	82(degree)	47"' 8(degree)	327.7"
5	82(degree)	47"' 8(degree)	337"	2,501.40
	82(degree)	0.34" 8(degree)	337"
	82(degree)	0.34" 8(degree)	354.2"
	82(degree)	47"' 8(degree)	354.2"

The owners of the former concession lodged legal complaints objecting to the cancellation of their concession and the re-application by Cuprum. All legal complaints opposing the cancellation of the concession have been rejected by the Supreme Court of Panama. The new metallic mineral concession at Cerro Chorcha was granted to Cuprum and published in the Official Gazette (No. 25,517) on April 4, 2006. A metallic mineral exploration concession is valid for four years, with extensions available for another four. There are various reporting requirements and a tax on the exploration concessions which begins at US$0.50 per ha the first year and increases to US$1.50 per ha in year five.

The owner of the exploration mineral concession has an exclusive right to the application of an exploitation concession. The terms under which major projects proceed are negotiated with the government.

A portion of the Chorcha concession occurs on an autonomous aboriginal land reserve (Comarca) of the Ngobe-Bugle (see figure 2). There are no permanent habitations in the area of concession.

Cuprum signed an exclusive mineral exploration agreement (the "Agreement") with the Comarca on July 28, 2004. The Agreement grants Cuprum the exclusive rights to explore for minerals and to negotiate a new agreement with the Comarca for the "next phase of activity" upon completion of the exploration phase. The Agreement is valid until the expiration of the Exploration Concession and strictly follows the Panama Mining Code whereby an exploitation concession is granted once the presence of commercial ore is demonstrated.

The Agreement (resolution #1 Feb 12, 2006) was signed by the President of the Regional Congress of the NoKribo Region (Mr. Enrique Pineda), the Chief of the NoKribo Region (Mr. Johnny Bonilla), and the president of the Local Congress of the Kanicintti District of the NoKribo Region (Mr. Julian Palacio) and, for Cuprum, the General Manager and Secretary of the Board of Directors (Mr. Alfredo Burgos).

Among the issues covered by the Agreement are: work progress, budgets and reporting; employment and training; land rentals and leasing; development programs; environment, education and culture; force majeure; settlement of conflicts; notification, continuity and applicable laws.

A joint committee was created by Cuprum and the peoples of the Comarca. During the periods when operations are active, monthly meetings of the committee are held to review development and to ensure continued mutual support. All work planned by the Company and Cuprum to date been formally reviewed by and the approved by the operating committee.

The north western portion of the Concession is in the watershed of the Fortuna Hydroelectric Project. Significant development in the hydra-electric reserve area would require approval from Fortuna S.A. (a corporation composed equally of Americas Generation Corp. and the State of Panama) which purchased the publicly owned Institute deRecursos Hidro-electricos y Electrificacion (IE) in 1998.

The mineralized area, as presently known, is far outside of the reserve, in fact it is on the other side of the Continental Divide from the Fortuna Project and therefore does not affect the catchment area.

Exploration work can be performed within the boundaries of the hydro-electric reserve, as long as we present the plan and procedures that adhere to the respective regulations they will not affect the watershed. A portion of the Palo Seco Reserve Forestal (Forestry Reserve) enters the concession from the north and extends to within about one kilometer north of the main mineralized zone, although legal survey of this has not yet been done.

ANAM (Autoridad Nacional del Ambiente), Panama's environmental agency, is responsible for the administration of the forest reserve.

The Palo Seco Reserve, Forestal is divided into various sub-zones, each of which has a different level of protection. The current management plan does not specifically address mineral exploration and development, however the portion of the Palo Seco Forest Reserve nearest the Chorcha Project is assigned to a highly protected status with entry permitted only for scientific research. In the past exploration has been permitted within the limits of forest reserves, however damages must be mitigated.  In its extension application submitted in March 2010, the Company proposed the Palo Seco Reserve Forestal protected area be removed from the concession.

Prior exploration work on Cerro Chorcha has not resulted in anything that could be considered to be an environmental liability.

Most of Panama consists of island arc assemblages of Cretaceous to Recent age which have resulted from the subduction of the Cocos tectonic plate underneath the Caribbean plate.

In western Panama, where Cerro Chorcha is located, Miocene andesitic to basaltic flows and volcanoclastic rocks of the Caflazas Group have been intruded by Pliocene to Miocene granodiorite and monzonitic rocks of the Tabasara.

The Porphyry copper deposits in Panama are associated with calc-alkaline intrusives. Panama hosts two 'world class' mineralized systems at Cerro Colorado and at Petal Pine, each containing in excess of one billion tons of mineralized rock.

At Cerro Chorcha the main area of interest occurs within a composite intrusion, consisting of diorite, quartz diorite, and lesser amounts of monzodiorite. Small bodies and dykes of quartz feldspar porphyry and mafic dykes cut the various intrusive phases and are considered to be post-mineral.

The Cerro Chorcha project contains porphyry copper mineralization with related gold and some reported molybdenum. Oxide and hypogene copper zones are present.

Distal propylitic (chlorite, epidote, and actinolite) alteration surrounds proximal phyllic (sericitie and silicic) zones. Much of the chalcopyrite and bornite mineralization occurs in a quartz-magnetite stock work and vein facies within the intrusive.

There is a strong structural component to the more or less east-west trending mineralized body which is cut by conjugate NE-SW and NW-SE trending faults.

By analogy with the Cerro Colorado porphyry copper deposit only 35 km to the ESE it is thought that the porphyry copper mineralization at Cerro Chorcha is between three and five million years old.

There are scattered mineralized showings over the entire 242 square kilometer Cerro Chorcha concession.

Porphyry copper (Cu) mineralization with associated gold, silver and molybdenum occur at the main Cerro Chorcha zone (the Guariviara Zone) over an area measuring 1.1 kilometers by 500 meters.

Much of the mineralization is structurally controlled and is related to quartz-magnetite sulphide veining and stockwork zones within the intrusive rocks. Laterally outward from the quartz-magnetite zones, sericite-altered intrusive rock contain fracture/veinlet controlled sulphides. The alteration outward from the phyllic, sericitic and siliceous material is predominantly propylitic.

Minerals encountered in the hypogene zone consist of magnetite, chalcopyrite, pyrite, bornite and minor sphalerite and molybdenite. Only minor supergene mineralization has been observed.

Exploration by previous operators has included regional stream sediment geochemistry, prospecting, trenching, soil and rock chip sampling, aerial and ground geophysics, and the drilling of 35 drill holes aggregating 7036 in.

ASARCO Exploration Company of Canada Ltd. discovered the Guariviviara Zone during a regional stream sediment program initiated in 1969. In 1976, exploration efforts included sampling, mapping and trenching resulted in defining porphyry copper mineralization grading greater than 0.2% Cu over an area of 600 meters by 300 meters.

ASARCO mobilized a drill onto the property. Negotiations with the Government to improve the terms of the concession agreement failed and the company abandoned the project without drilling. A total of over 400 samples were taken and assayed during the ASARCO tenure.

In the period 1990 to 1992 Consultores Geologicos S.A. obtained a concession and confirmed the importance of the zone discovered by ASARCO.

In 1993 the original concession was grouped together in a land package measuring 24,350 ha in an agreement between Consultores Geologicos and GeoRecursos International S.A. and the concession was transferred to Geo-Minas, S.A.

During 1993 a north-south grid was cut with 200m line spacing. A total of sixty-seven soil, 30 rock and 64 chip samples were taken as part of a regional prospecting program.

In the period 1994 and 1995 GeoRecursos International S.A. and Arlo Resources (Arlo) expanded the grid, performed geochemical, geological, and magnetic surveys and regional prospecting work.

GeoRecursos and Arlo completed 27 helicopter-supported diamond drill holes on the Guariviara Zone for a total of 5,765metres.

During 1997 and 1998 Cyprus Minera de Panama (Cyprus) obtained an option on the property. Cyprus expanded the grids, refined the geology of the deposit, mapped and sampled outlying zones, conducted airborne radiometric and magnetic surveys and drilled nine diamond drill holes for a total of 1271 meters. Cyprus left Panama and the concession remained dormant, finally being officially cancelled April 15, 2004.

Following approval of the new Chorcha mineral concession Cuprum and Belhaven undertook the construction of the Chorcha exploration camp and conducted a short program of geologic mapping and one-meter channel samples were collected from several zones of structurally-controlled quartz-magnetite stock work that appears to host the high-grade copper-gold-silver mineralization. Reported grades within the stock work zone, returned a total of 61 meters at an average grade of 1.89% Cu, 1.44 g/t Au, and 23.28 g/t Ag.

Based upon exploration work on the Cerro Chorcha, Bellhaven and the Company have procured a technical report on the property which was prepared in compliance with the National Instrument (NI) 43-101, "Standards of Disclosure For Mineral Projects" adopted by Canadian securities regulatory authorities. However, a company reporting under the U.S. Securities Exchange Act of 1934 may not report resources designated under NI 43-101 based upon a pre-feasibility study. In addition, to designate reserves under the Industry Guide 7 of the U.S. Securities and Exchange Commission a final or bankable feasibility study is required. Accordingly, while Bellhaven, Cuprum and the Company have used the NI 43-101 report in their evaluation of the property, they are not claiming or asserting any reserves for the Cerro Chorcha and it must be considered as an exploration property without any known resources. The proposed program for the Cerro Chorcha is exploratory in nature.

Unless changes are required, the final two phases of a three phase program of geologic investigation will be conducted. Apart from direct geologic work, each phase of the program includes the funding of some social program with the local indigenous groups.

Phase One included surface prospecting, surface geologic mapping, trenching and sampling as well as an 11-hole diamond drill program of 3,615.8 meters. The phase one program was conducted from March 2007 to November 2007, had a budget of $2.1 million dollars and actual costs of $2,100,492.

A contract with Cabo Drilling Corp. (Cabo), of Vancouver, B.C. Canada was signed to perform the drill program on March 14, 2007. In preparation for the drill program, the Company built drill pads and fuel storage facilities. The 3,600-meter drill program was commenced in June 2007 and concluded in November 2007 with eleven drill holes and 3,615.8 meters have been drilled with encouraging results.

The drill program of 3,615.8 meters, confirmed the Company’s geologic model which outlines a structurally controlled mineralized zone with a NE-SW direction. Holes CH-07-01 to CH-07-11 drilled across the higher grade stock work structures, identifying a zone of nearly 900 meters in strike length, which will be further defined by the next drilling campaign. Additionally, the drill program confirmed an envelope of medium grades (ranging from 0.4 to 0.8% Cu) which surround the higher grade stock work zones.

All holes drilled appear to indicate potential for the extension of the higher grade zone at depth as evidenced by dipping mineralized structures observed in drill core and as shown on cross sections. This possibility will be explored to greater extent by an upcoming 10,000-meter drill program to begin if and when the Company is permitted to continue its exploration activities on the project as a form of settlement of the arbitration process mentioned above.

The previous drill program gives better context to the probable continuity of higher grade stock work and porphyry-style mineralization within areas of previously unexplained rock and soil geochemical anomalies surrounding the known Chorcha deposit. These anomalies are located within 0.5 to 1 kilometer to the north, south and east of the drill indicated resource, and will be investigated by field crews to develop drill targets for the next tentative drill program. The updated NI-43-101 report, which was published in August 2008, will serve as the basis for the next 10,000-meter drill program planned for 2017 or later, depending on the Company’s success in negotiations with the Panamanian government or the outcome of arbitration mentioned throughout this report. The purpose of the next drill program will be to provide greater continuity to the geological model and to further define the mineralization at Cerro Chorcha which remains open in almost every direction, and to extend porphyry-style copper and gold mineralization to areas adjacent to and surrounding the known deposit.

Phase Two will include the creation of access road into the Chorcha main zone.  Phase two will also include surface prospecting, surface geologic mapping, trenching and sampling as well as a 26-hole, 10,000-meter diamond drill program of systematic drilling utilizing several diamond drill rigs. Phase two will have a budget of approximately $6,900,000.

Phase Three will concentrate on the completion of a bankable feasibility study by conducting the appropriate meters of drilling necessary to complete this task.  Further details of Phase Three including the estimated costs will not be available until Phase Two has been completed or until significant results of the Phase Two have been assessed.

Throughout the exploration all samples will be prepared and analyzed by an independent 1S0 certified laboratory.

The exploration work on the Cerro Chorcha project is supervised by Michael D. Druecker, Ph.D., P.Geo a Qualified Person as defined in NI 43-101. Mr. Druecker has verified that trench and drill results have been accurately summarized from the official assay certificates provided to the Company.

The Company's drilling sampling procedures follow the Exploration Best Practices Guidelines outlined by the Mining Standards Task Force and adopted by the Toronto Stock Exchange. Samples have been analyzed by ICP (inductively coupled plasma/mass spectrometry), and gold analysis has been by fire assay with gravimetric finish on a 30gram split.

Quality control measures, including check duplicates and sample standard-assaying are being implemented. A chain of custody review has been completed to ensure the integrity of all sample data. Samples were assayed by Acme Analytical Laboratories, independent of the Company.

The outstanding legal status of the project and the Company's financial condition will further delay the Company’s ability to fund the commencement of Phase Two and the Company’s operations.  The Company plans to fund operations including Phase Two by the sales of shares of the Company’s Common Stock and or Convertible Promissory Notes.  However, in order to do so, the legal status of the Company’s Panamanian project must be resolved.

Panamanian Regulations

The operations being conducted on the Cerro Chorcha project by Cuprum are subject to the supervisory and administrative laws of Panama which govern mining activities. In addition, these activities are governed by the terms and conditions of the exclusive mineral exploration agreement between Cuprum and the Regional Congress of the NoKaibo Region, the Chief of the NoKaibo Region and the Local Congress of the Kanicintti District of the NoKaibo Region as set out above. The major Panamanian statutes applicable to these operations are the "Code of Mineral Resources," the "General Corporation Law" and the "General Environmental Law."

Environmental Issues

Although our mineral activities are outside the United States of America and not subject to Federal, state or local provisions regarding discharge of material into the environment, they are subject to all the environmental regulations of their respective locales. However, since our proposed activities for the next several years are exploratory in nature, the effect of the regulations regarding the discharge of materials into the environment will not have a material effect upon the capital expenditures, earnings and competitive position of the Company.

Plan of Operations

During the 12-month period commencing January 1, 2017, the Company will concentrate its efforts on the resolution of legal issues of the Panamanian copper project. We believe that it is doubtful that the Company will regain the concession.  If the Company regains the concession, it would seek to resume operations and concentrate on the further exploration of the project. The Company will also continue to evaluate additional mineral acquisitions.  The Company hired outside counsel and on June 18, 2015, entered into a Litigation Funding Agreement (“LFA”) with Therium Capital Management Limited, to fund its litigation against the Republic of Panama.  The terms of the LFA allow for funding of up to approximately $6,000,000 of the Company’s litigation costs.  In accordance with the LFA, the repayment of the legal costs advanced by Theriim shall be 2.5 times of the amount funded to the Company if the Company receives a monetary award as a result of the arbitration process.  In addition, the Company will be required to share a percentage of any amount awarded to the Company with Therium. The Company has filed a formal Request for Arbitration at the International Centre for Settlement of Investment Disputes (“ICSID”) on March 30, 2016.  The Company is seeking relief in the amount of $268.3 million in the arbitration.

In the event the Company is able to regain the concession in Panama as a form of settlement of the litigation, it would resume exploration work which would require approximately 10,000 meters of drilling at an estimated cost of $6,900,000.  The Company would need to raise approximately $8,000,000 for the exploration work and operations and there can be no assurance that such capital will be available to the Company.

The Company’s activities in evaluation of other mineral projects and concessions will require additional capital of approximately $500,000 to finance all of its operations through 2017.  There can be no assurance that such capital will be available to the Company.

Competition

In the event we regain the Panama concession, we would face competition from other copper mining and producing companies around the world from companies that are more established and better capitalized.

With respect to seeking new mining projects, we also face competition from larger, more established and better capitalized companies seeking profitable projects around the world.

Personnel

The Company presently employs 2 full-time employees. Pinchas Althaus, the Chief Executive Officer, and Diego Roca, the Chief Financial Officer. The Company anticipates hiring additional personnel for administrative and financial functions during the year ending December 31, 2017.

Item 1A. Risk Factors

This Registration Statement contains statements concerning our future performance, intentions, objectives, plans and expectations that are or may be deemed to be "forward-looking statements". Our ability to do this has been fostered by the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. In addition, the Company's status as an exploration and development company without any present revenue producing operations increases the risks involved in an investment in the Company. These factors affecting us include, but are not limited to, the following:

PROPOSED OPERATIONS ARE DEPENDENT UPON OUR ABILITY TO RAISE A MATERIAL AMOUNT OF CAPITAL.

We are involved in the business of locating, acquiring, exploring, developing and operating mineral prospects and properties and have no present revenue producing operations. In the event, that we resolve our legal issues in Panama, the Company will require approximately $8,000,000 to resume exploration activities and operations. There is no assurance that the expenditures of these funds will develop any of our mineral prospects to the point they may become revenue producing. The time and capital required for the exploration and development of production from mineral properties are intensive. Even if the results of our exploration and development activities are successful, we may still face material additional capital requirements to be able to achieve economical operations.

WE HAVE NO PRESENT SOURCE OF REVENUE AND ARE DEPENDENT UPON RAISING ADDITIONAL CAPITAL TO FINANCE CONTINUING OPERATIONS.

We have no present source of revenue. We are dependent upon our ability to raise additional capital to finance our operations including our administrative operating costs which are estimated at $500,000 for the 12 months commencing January 1, 2017. Under our present program, it will likely be several years before we develop any revenue, even if our mineral exploration program is successful, of which there is no assurance.

THE MINERAL INDUSTRY IS SUBJECT TO INTENSIVE AND INCREASING GOVERNMENTAL REGULATION WHICH MAY ADVERSELY AFFECT OUR OPERATIONS.

All of our mineral operations will be subject to intensive and increasing governmental regulations, including those involving environmental, labor, waste management, environmental restoration, property ownership rights, health and safety matters. The operations to be conducted in Panama on the Cerro Chorcha prospect by Cuprum are subject to the laws of Panama relating to mineral activities and to the terms of the exclusive exploration agreement included as part of the Panamanian mineral concession. See Panamanian Regulations above. Compliance with the applicable regulations, which are only likely to increase in the future, may adversely impact mining operations and their results. Since we will be operating in foreign jurisdictions these adverse effects may be magnified.

WE WILL BE DEPENDENT UPON THE SERVICES OF OTHERS IN OUR MINERAL OPERATIONS.

We will be dependent upon the services of others, including independent third parties in our exploration, development and mining operations. Our activities will be limited to supervision of and raising capital for the mineral activities. This diminished control over daily activities may adversely affect our operations.

WE HAVE NO PRESENT ESTABLISHED ECONOMIC ORE RESERVES AND NO ASSURANCE WE CAN DEVELOP ANY.

There are no established economic ore reserves on the Cerro Chorcha project. There is no assurance that we will be able to develop any such reserves; or that, if reserves are developed, we will be able to mine them profitability, due to insufficient capital or otherwise.

IF WE DEFINE AN ECONOMIC ORE RESERVE AND ACHIEVE PRODUCTION, IT WILL DECLINE IN THE FUTURE AS AN ORE RESERVE IS A WASTED ASSET.

Our future ore reserve and production, if any, will decline as a result of the exhaustion of reserves and possible closure of any mine that might be developed. Eventually, at some unknown time in the future, all of the economically extractable ore will be removed from the properties, and there will be no ore remaining. This is called depletion of reserves. Ultimately, we must acquire or operate other properties in order to continue as an ongoing business.

MINERAL MARKET PRICES ARE SUBJECT TO FLUCTUATIONS WHICH MAY ADVERSELY EFFECT OUR OPERATIONS.

If we are successful in developing any mineral properties, our ability to operate at a profit will be dependent on the then existing market price of the involved mineral. Declines in the market prices of the involved mineral may render reserves containing relatively low grades of ore uneconomic to exploit, and we may be required to discontinue exploration, development or mining on the properties, or write down our assets. We cannot predict the future market price of minerals and we may not be able to survive in a declining market situation.

WE HAVE NO ASSURANCE THAT WE WILL RECOVER THE CERRO CHORCHA CONCESSION OR RECEIVE ANY MONETARY COMPENSATION.

In March 2013, the Panamanian government passed legislation that annulled existing mining concessions in the area encompassing Cerro Chorcha.  The Company believes that these actions of the Panamanian government are unlawful and contravene Panama’s international obligations under the U.S.-Panama BIT and the U.S.-Panama TPA. The Company will concentrate its efforts on the resolution of this and other legal issues mentioned in this report, of the Panamanian copper prospect in order to resume operations and concentrate on the further exploration of the project. There is no assurance that the Company will be successful in resolving such legal issues and that the Cerro Chorcha Concession Agreement will not be canceled.

WE MAY NOT BE SUCCESSFUL OR RECOVER ANY AMOUNT IN ARBITRATION WITH THE REPUBLIC OF PANAMA.

On March 29, 2016, the Company filed a Request for Arbitration against the Republic of Panama (Panama).  This request was filed with the Secretary-General of the International Centre for Settlement of Investment Disputes (ICSID) under the terms of the U.S.-Panama Bilateral Investment Treaty (the U.S.-Panama BIT).  The Request for Arbitration is the result of the above mentioned longstanding dispute arising from Panama’s expropriation of Dominion’s substantial investment in the Cerro Chorcha mining concession.

The Request for Arbitration sets forth Dominion’s claims as follows:

•

Panama’s actions amounted to an expropriation of Dominion’s investment within the meaning of Article IV of the U.S.-Panama BIT, as they had the effect of depriving Dominion of all or substantially all of its investment in Cerro Chorcha; and

•

Panama’s actions breached its obligations under Article II of the U.S.-Panama BIT to accord fair and equitable treatment to Dominion with respect to its investment in Cerro Chorcha.

There can be no assurance that it will be successful, recover any amount or recover the concession.

IF WE FAIL IN ARBITRATION THE COMPANY IS UNLIKELY TO BE ABLE TO CONTINUE AS A GOING CONCERN.

While the Company believes that it has a strong case and high likelihood of success, there may be certain risks involved should it ultimately not prevail in the arbitration.  If Panama prevails in the arbitration, the Tribunal is likely to award Panama a significant portion or all of its arbitration costs, which will normally include legal fees, arbitrator fees, and other direct out-of-pocket costs such as hearing venue expenses, witness accommodations, and the like.  As the named party in the dispute, the Company would be liable for any such fees that the Tribunal may award to Panama. In such event, paying such award to Panama would require the Company to raise capital to meet this obligation, of which there can be no assurance as the Company would no longer have a viable project to fund. As a result, a loss in the arbitration would likely result in the Company no longer being a going concern.

THE CERRO CHORCHA PROSPECT IS AN EXPLORATION PROSPECT WITHOUT ESTABLISHED RESERVES.

The Cerro Chorcha property is an exploration prospect without any established reserves. We have relied, in part, on various pre-feasibility studies conducted prior to our acquisition of Cuprum. These are significant risks involved in so relying on results of a pre-feasibility study, including:

●	The limited amount of drilling work underlying the study;

●	Any process testing done is limited to small pilot plants and/or bench scale testing;

●	There are normally difficulties obtaining expected metallurgical recoveries when you are scaling up to production scale from a pilot plant;

●	The preliminary nature of the sine and processing concepts;

●	The lack of accuracy in preliminary cost estimates;

●	The actual metallurgical recoveries made; and

●	The history of pre-feasibility studies of typically underestimating "vital" and operating costs.

THE CERRO CHORCHA PROJECT INVOLVES A LARGE EXPLORATION PROPERTY IN AN ISOLATED UNDEVELOPED AREA REQUIRING LARGE TIME EFFORT AND CAPITAL EXPENDITURES.

The Cerro Chorcha property is a large exploration prospect located in an isolated undeveloped area. The exploration program will require the expenditure of large amounts of capital over a period of several years. If the results of the initial exploration work are satisfactory, we will have to build access roads to and on the property to be able to complete the exploration program. If the completed exploration program is successful, we will then be faced with the necessity to complete the planning for the development of the property to the extent necessary to support a final or bankable feasibility study. During this period, we will be subject to the potential adverse impact of factors beyond our control on the project; i.e., the decline in the price of the targeted mineral.

Item 2. Financial Information

Results of Operations for the three months ended September 30, 2016 and 2015

The following gives a summary of the most recent Statement of Operations data of Dominion Minerals Corp. for the three months ended September 30, 2016 and 2015.

	Three Months Ended	Three Months Ended
	September 30, 2016	September 30, 2015
Statement of Operations

Revenue	$––	$––
Net Loss	(161,927)	(155,677)
Net Loss Per Share	$(0.00)	$(0.00)

Revenue and Gross Profit

During the three months ended September 30, 2016 and 2015 the Company had no revenue, no costs affiliated with earning revenue and gross profit for the three months ended September 30, 2016 and 2015 was $0.

Operating Expenses

Operating expenses for the three months ended September 30, 2016 and 2015 consisted primarily of compensation to officers of $143,750.  Other operating expenses for the three months ended September 30, 2016 consisted of professional fees and general and administrative expenses of $4,000 and $1,026, respectively. For the three months ended September 30, 2015, professional fees and general and administrative expenses incurred were $0 and $336, respectively.  Operating expenses consisted of office, telephone, internet and supplies expense to support the day to day operations.

Loss from Operations

Loss from operations for the three months ended September 30, 2016 and 2015 was $148,776 and $144,086, respectively. The loss from operations for the three months ended September 30, 2016 and 2015 were attributable to the professional fees, officer compensation and general and administrative expenses described above of $148.776 and $144,086, respectively.

Net Loss

Net loss for the three months ended September 30, 2016 and 2015 was $161,927 and $155,677, respectively. The net losses were attributable to the loss from operations and interest expense for the Convertible Promissory Notes entered into by the Company and various investors.  Interest expense for the three months ended September 30, 2016 and 2015 amounted to $13,151 and $11,591, respectively.  Inflation did not have a material impact on the Company’s operations for the period. Management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Results of Operations for the nine months ended September 30, 2016 and 2015

The following gives a summary of the most recent Statement of Operations data of Dominion Minerals Corp. for the nine months ended September 30, 2016 and 2015.

	Nine Months Ended	Nine Months Ended
	September 30, 2016	September 30, 2015
Statement of Operations

Revenue	$––	$––
Net Loss	(491,849)	(491,568)
Net Loss Per Share	$(0.00)	$(0.01)

Revenue and Gross Profit

During the nine months ended September 30, 2016, and 2015 the Company had no revenue, no costs affiliated with earning revenue and gross profit for the nine months ended September 30, 2016 and 2015 was $0.

Operating Expenses

Operating expenses for the nine months ended September 30, 2016 and 2015 consisted primarily of compensation to officers of $431,250.  Other operating expenses for the nine months ended September 30, 2016 consisted of professional fees and general and administrative expenses of $8,500 and $8,206, respectively. For the nine months ended September 30, 2015, professional fees and general and administrative expenses incurred were $13,000 and $12,546, respectively.  Professional fees were incurred primarily for legal, accounting and consulting costs in connection with the company’s effort to resume its reporting obligations to the SEC. Operating expenses consisted of transfer agent expense, office, telephone, internet and supplies expense to support the day to day operations.

Loss from Operations

Loss from operations for the nine months ended September 30, 2016 and 2015 was $447,956 and $456,796, respectively. The losses for the nine months ended September 30, 2016 and 2015 were attributable to the officer compensation, professional fees and general and administrative expenses described above of $447,956 and $456,796, respectively.

Net Loss

Net loss for the nine months ended September 30, 2016 and 2015 was $491,849 and $491,568, respectively. The net losses were primarily attributable to the loss from operations and interest expense for the Convertible Promissory Notes entered into by the Company and various investors.  Interest expense for the nine months ended September 30, 2016 and 2015 amounted to $43,893 and $34,772, respectively.  Inflation did not have a material impact on the Company’s operations for the period. Management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Liquidity and Capital Resources

Cash and Working Capital

As of September 30, 2016, we had a working capital deficit of $6,149,055.  Our current liabilities of $6,149,132 exceeded our current assets of $127.  We had an accumulated deficit of $42,128,284 on September 30, 2016.

We had a cash balance of $127 and $64 on September 30, 2016 and December 31, 2015, respectively.  Net cash used for operating activities for the nine months ended September 30, 2016 and 2015 was $52,956 and $46,079, respectively. The net loss for the nine months ended September 30, 2016 and 2015 was $491,849 and $491,568, respectively. Cash used in operating activities was for compensation, professional fees and general and administrative expenses.

Net cash provided by financing activities for the nine months ended September 30, 2016 and 2015 was $53,019 and $46,000, respectively. For the nine months ended September 30, 2016, net cash provided by financing activities consisted of (i) $0 and $46,000 in proceeds from the sale and issuance of common stock, respectively; (ii) $20,000 and $0 from the sale of Convertible Promissory Notes to an investor, respectively; (iii) $49,750 and $0 received from litigation funding contingency, respectively; less repayment of loans from officers of $16,731 and $0, respectively.  For the nine months ended September 30, 2016 and 2015, we had net cash flows of $63 and $(79), respectively.

Results of Operations for the years ended December 31, 2015 and 2014

The following gives a summary of the most recent Statement of Operations data of Dominion Minerals Corp. for the years ended December 31, 2015 and 2014, and the Balance Sheet data of the Company as of December 31, 2015 and 2014.

	Year Ended	Year Ended
	December 31, 2015	December 31, 2014
Statement of Operations

Revenue	$––	$––
Net Loss	(641,568)	(688,749)
Net Loss Per Share	$(0.01)	$(0.01)

Balance Sheet

Total Assets	$64	$79
Total Liabilities	5,657,220	5,061,667
Shareholders’ Deficit	(5,657,156)	(5,061,588)

Revenue and Gross Profit

During the years ended December 31, 2015 and 2014, the Company had no revenue, no costs affiliated with earning revenue and gross profit for the years ended December 31, 2015 and 2014 was $0.

Operating Expenses

Operating expenses for the year ended December 31, 2015 and 2014 consisted primarily of compensation to officers of $575,000.  Other operating expenses for the year ended December 31, 2015 consisted of professional fees and general and administrative expenses of $7,490 and $12,715, respectively. For the year ended December 31, 2014, professional fees and general and administrative expenses incurred were $44,667 and $22,719, respectively.  Professional fees were incurred primarily for legal, accounting and consulting costs in connection with the Company’s effort to resume its reporting obligations to the SEC.

Loss from Operations

Loss from operations for the year ended December 31, 2015 and 2014 was $595,205 and $642,386, respectively. The losses for the years ended December 31, 2015 and 2014 were primarily attributable to the officer compensation, professional fees and general and administrative expenses described above of $595,205 and $642,386, respectively.

Net Loss

Net loss for the years ended December 31, 2015 and 2014 was $641,568 and $688,749, respectively. The net losses were primarily attributable to the loss from operations and interest expense for the Convertible Promissory Notes entered into by the Company and various investors. Inflation did not have a material impact on the Company’s operations for the period. Management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Liquidity and Capital Resources

Cash and Working Capital

As of December 31, 2015 and 2014, we had a working capital deficit of $5,657,156 and $5,061,588, respectively.  Our current liabilities as of December 31, 2015 and 2014 of $5,657,220 and $5,061,667, respectively, exceeded our current assets as of December 31, 2015 and 2014 of $64 and $79, respectively.  We had an accumulated deficit of $41,636,435 and $40,994,867 on December 31, 2015 and 2014, respectively.

We had a cash balance of $64 and $79 on December 31, 2015 and 2014, respectively.  Net cash used for operating activities for the year ended December 31, 2015 and 2014 was $57,324 and $101,280, respectively. The net loss for the year ended December 31, 2015 and 2014 was $641,568 and $688,749, respectively. Cash used in operating activities was for compensation, professional fees and general and administrative expenses.

Net cash obtained through all financing activities for the year ended December 31, 2015 and 2014 was $57,309 and $101,359, respectively. This consisted of $46,000 and $11,309 in proceeds from the sale and issuance of common stock and from loans obtained from officers, respectively, during the year ended December 31, 2015 and $100,000 and $1,359 in proceeds from the sale and issuance of common stock and from loans obtained from officers, respectively, during the year ended December 31, 2014.  For the year ended December 31, 2015 and 2014, we had net cash flows of $(15) and $79, respectively.

Financings and Sources of Liquidity

For the years ended December 31, 2015 and 2014, we sold 3,066,667 and 10,000,000 shares of the Company’s common stock to an investor for $46,000 and $100,000, respectively.

Over the next 12 months, we plan to continue to fund our operations through the sale of common stock, common stock warrants, convertible promissory notes or a combination thereof.

Item 3. Description of Property.

The Company has no material physical properties and no assets.

Our present office facilities consist of an office share arrangement at 410 Park Avenue, 15th Floor, New York, New York 10022. As our activities expand, we will lease appropriate space in the New York City area for our administrative offices.

Item 4. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth information with respect to the persons known to the Company to be the beneficial owners of more than 5% of any class of the Company’s voting securities as of October 20, 2016:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Ownership Percent of Class	Voting Rights Percent of Class

Series A	Pinchas Althaus	100 shares	(2)	50%	50%
Preferred Stock(1)	410 Park Avenue, 15th Floor
	New York, NY 10022

Series A	Investment Group(3)	100 Shares	(4)	50%	50%
Preferred Stock(1)

Common Stock	Pinchas Althaus	8,750,000	(2)	8.79%	41.75%
	410 Park Avenue, 15th Floor
	New York, NY 10022

Common Stock	Investment Group(3)	25,916,090	(4)	26.04%	45.21%

Common Stock	Michael Bernard Silver	13,066,667	(5)	13.13%	13.13%
	100 Westminister Bridge Road
	London, UK SE1 7XB

(1)

The Series A Preferred Stock consists of 200 shares which as a class has the right to vote 80% of all votes to be cast on any matter by the combined outstanding Series A Preferred Stock and Common Stock.

(2)	Owned of record and beneficially.

(3)	The members of the Investment Group and the percentage ownership of each member in the total holdings of the Investment Group are as follows:

(a)	Reytalon Ltd., an Israeli corporation – 30%; Avi Schnur, who had no prior relationship with the Company is the control person of Reytalon, Ltd.;

(b)	Talromit Financial Holdings, Ltd., an Israeli corporation – 10%; Yosef Greenfeld, who had no prior relationship with the Company is the control person of Talromit Financial Holdings, Ltd.

(c)	Grantsville Investments Limited (BVI), a British Virgin Islands corporation – 20%; James Lasry, who had no prior relationship with the Company is the control person of Grantsville Investments Limited;

(d)	Graceville, Ltd., an Israeli corporation – 20%; Alexander Reisman, who had no prior relationship with the Company is the control person of Graceville, Ltd.; and

(e)	ACC Holding International Ltd., a British Virgin Islands corporation – 20%. Chaim Lebovits, a director of the Company is the control person of ACC Holding International, Ltd.

(4)	Owned of record and beneficially by each member in (3) immediately above.

(5)

Includes shares beneficially owned by Mr. Silver individually, 1,000,000 shares, through Mr. Silver’s ownership interest in (i)Project Global Investments, Ltd., 2,066,667 shares; (ii)Advance Conveyors PTY Ltd., 5,000,000 shares; (iii)Fair Choice Ltd., 5,000,000 shares and their ownership of the common stock of the Company.

The following table sets forth information as to the beneficial ownership of each class of the Company’s equity securities beneficially owned by the Company’s directors and executive officers as of October 20, 2016:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Ownership Percent of Class	Voting Rights Percent of Class

Series A	Pinchas Althaus	100 shares		50%	50%
Preferred Stock(1)	410 Park Avenue, 15th Floor
	New York, NY 10022

Series A	Chaim Lebovits	20 Shares	(1)	50%	10%
Preferred Stock(1)	410 Park Avenue, 15th Floor
	New York, New York 10022

Common Stock	Pinchas Althaus	8,750,000		8.79%	41.75%
	410 Park Avenue, 15th Floor
	New York, NY 10022

Common Stock	Chaim Lebovits	6,383,218	(1)	6.41%	9.28%
	410 Park Avenue, 15th Floor
	New York, New York 10022

Common Stock	Diego Roca	3,550,000		3.57%	3.57%
	410 Park Avenue, 15th Floor
	New York, NY 10022

Common Stock	All Officers and Directors of	18,683,218		18.77%	54.60%
	The Company as a Group (5
	Persons)

(1)	Includes shares beneficially owned through Mr. Lebovits’ ownership interests in ACC Holdings International Ltd’s ownership of the common stock of the Company.

Item 5. Directors, Executive Officers and Significant Employees.

The following table sets forth information regarding the directors and executive officers of the Company.

Name	Age	Position

Pinchas Althaus	42	President, Chief Executive Officer and Director

Diego Roca	49	Executive Vice-President, Chief Financial Officer, Treasurer, and Director

Chaim Lebovits	44	Director

Chaim Schiff	42	Director

Pinchas Althaus has served as a director and as the President of the Nevada Subsidiary since March of 2006. He has been a director and President of the Company since February of 2007. From October 2004 to April of 2006 he was employed as the Chief Operating Officer for Golden River Resources, a mining and mineral exploration company of Melbourne, Australia. From February through October of 2004, he was employed as the Director of Business Development for Golden River Resources. From February of 2003 through December of 2003, he served as the Director of Business Development for Tahera Diamond Corporation of Toronto, Canada. From February of 2000 to February of 2003, he was the Director for Business Development for Ambient Corp. Mr. Althaus attended the Rabbinical College of Israel from which he received Rabbinical Certification in 1994.  Mr. Althaus’ prior experience in the mining sector and his role as a founder of the current Company earned him the position as a director of the Company.

Diego E. Roca served as a director and the Chief Financial Officer, Executive Vice President and Treasurer of the Nevada Subsidiary from May of 2006 on a part-time basis. In March of 2007, he assumed these positions on a full-time basis for the Company and the Nevada Subsidiary. He has over 15 years of experience in financial management, operations, public (SEC) filings, cash management and internal controls including 9 years ending in 2004 with Digitec 2000, Inc. There he began as Digitec's Controller, progressing to Chief Operating Officer and Senior Vice President and Chief Financial Officer. From November 2004 until February 2007, Mr. Roca served as a consultant to various companies, including working with Empire Minerals on a part-time basis. He was the Chief Executive Officer and a Director of Trimax Corp. for the month of July 2004 and he was the Chief Financial Officer and a Director of Codesmart Holdings, Inc. from October 31, 2013 to April 23, 2014. Mr. Roca received a Bachelor of Science degree in Accounting from Queens College in 1991.  Mr. Roca’s experience as a financial manager and administrator in publicly traded companies earned him the position as a director in the Company.

Chaim Lebovits has served as the Company’s President and a director since July 30, 2008.  For over a decade, Mr. Lebovits has been in the business of mining and natural resource management in Africa.  In December 2005, Mr. Lebovits, founded ACC Holdings International. ACC Holdings is a company which has been involved actively in offshore E&P projects in West Africa and Israel. Mr. Lebovits has served on the board of several oil and gas companies including Rialto Energy and Shemen Oil and Gas Resources, both of which are public companies.  ACC Holdings is also involved in real estate projects and is the controlling shareholder in Brainstorm Cell Therapeutics, a biotechnology company.  Mr. Lebovits’ experience in the mining sector including his leadership roles in prior positions held in the mining sector earned him the position as a director of the Company.

Chaim Schiff has served as a board member of the Company since 2010. Mr. Schiff is an Executive Vice President at ACC Holdings since 2008 and has served as a member of the board of directors of Shemen Oil and Gas Resources, an Israeli public company. Prior to joining ACC Holdings, Mr. Schiff was a partner at Ickovics, Neustadter & Co., a Tel Aviv boutique law firm. There are no family relationships between any of the directors, officers or significant employees.  Mr. Schiff’s prior experience as an administrator and legal advisor to Mr. Lebovits and the firms Mr. Lebovits managed earned him the position as director of the Company.

Item 6. Executive Compensation.

The following table sets forth the remuneration paid during the years ended December 31, 2015 and December 31, 2014 to persons who were during that year or now are officers and directors of the Company by the Company and/or any of its subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation (6) ($)	Totals ($)
Pinchas Althaus (1) Chief Executive Officer	2014 2015	$20,000 19,500	- -	- -	- -	- -	- -	- -	$20,000 19,500

Diego E. Roca (1) Chief Financial Officer	2014 2015	$40,980 641	- -	- -	- -	- -	- -	- -	$40,980 641

Employment Agreements

On December 1, 2007, the Company and Pinchas Althaus entered into an Employment Agreement, whereby Mr. Althaus was employed as Chief Executive Officer and Chairman of the Board of Directors for a term of four years, with one-year automatic renewal terms. Mr. Althaus is entitled to compensation of $350,000 per year for base salary and an annual bonus to be determined at the discretion of the Board of Directors.  Mr. Althaus and the Company have mutually agreed to defer any unpaid portion of salaries until the Company’s financial condition allows for salaries due pursuant to the Employment Agreement can be paid.

On December 1, 2007, the Company and Diego E. Roca entered into an Employment Agreement, whereby Mr. Roca was employed as Chief Financial Officer, Executive Vice President and Director for a term of three years, with one-year automatic renewal terms. Mr. Roca is entitled to compensation of $225,000 per year for base salary and an annual bonus to be determined at the discretion of the Board of Directors.  Mr. Roca and the Company have mutually agreed to defer any unpaid portion of salaries until the Company’s financial condition allows for salaries due pursuant to the Employment Agreement can be paid.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Information is set forth in this Item as to any transaction during the three years ended September 30, 2016 to which the Company or its subsidiaries was a party and in which any officer, director of the Company or any holder of more than 10% of any class of its stock had or is to have a material interest.

Item 8. Legal Proceedings.

Neither the Company or the Nevada Subsidiary nor any of their property is a party or subject to any pending legal proceeding. The Company is not aware of any contemplated or threatened legal proceeding against it or the Nevada Subsidiary by any governmental authority or other party.

As discussed in our proposed operations section above, on December 5, 2013, the Company notified the Panamanian government of the Company’s intent to initiate arbitration proceedings under the U.S.-Panama Bilateral Investment Treaty (“U.S.-Panama BIT”) and the U.S.-Panama Trade Promotion Agreement (“U.S.-Panama TPA”).  As the Panamanian government has not responded to the Company’s requests to discuss a negotiated settlement, the Company has filed a formal Request for Arbitration at the International Centre for Settlement of Investment Disputes (“ICSID”) on March 30, 2016.  The Company is seeking relief in the amount of $268.3 million in the arbitration.  There can be no assurance that it will be successful or recover any amount.

The dispute involves the Panamanian government’s interference with the Company’s investment in the mining concession.  Cuprum owns the exploration rights to the Cerro Chorcha concession.  As discussed above, the Panamanian Ministry of Commerce and Industry (“MICI”) was named as a defendant in a lawsuit brought by Cesar Salazar in December 2009, which led to the “provisional suspension” on all actions involving the Cerro Chorcha.  Awaiting resolution of the lawsuit, the Company filed an application for an extension of its exploration rights in March 2010, one month before the initial exploration concession was to expire.  However, despite the provisional suspension placed on the Cerro Chorcha, the Panamanian government designated the Cerro Chorcha as a “mining reserve” in April 2010 without considering the Company’s extension request, with the purpose and intent of reverting ownership of the concession to the Panamanian government.  Furthermore, the Panamanian government subsequently passed legislation that annulled existing mining concessions in the area encompassing Cerro Chorcha in March 2013.  The Company believes that these actions of the Panamanian government are unlawful and contravene Panama’s international obligations under the U.S.-Panama BIT and the U.S.-Panama TPA.

On June 18, 2015, the Company entered into a Litigation Funding Agreement (“LFA”) with Therium Capital Management Limited, to fund its litigation against the Republic of Panama.  The terms of the LFA allow for funding of up to approximately $6,000,000 of the Company’s litigation costs and require repayment of 2.5 times of the amount funded to the Company for such legal costs.  In addition, the Company will be required to share a percentage of any amount awarded to the Company with Therium.

Item 9. Market Price of and Dividends on the Company's Equity and Related Shareholder Matters.

The Company's common stock is currently not quoted. Therefore, there has been no trading activity of the Company’s common stock for the periods included in the table below.

The number of record holders of our common stock at October 20, 2016 was 137. Additional owners of the common stock hold their shares in street name with a brokerage firm and a depository firm.

The holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available, and after payment of adequate provisions for the payment of preferential dividends due on any then outstanding preferred stock. We have never had any material earnings and do not presently have any capacity to generate any such earnings. We have never declared any dividends. We do not anticipate declaring and paying any cash dividends in the foreseeable future.

Item 10. Recent Sales of Unregistered Securities.

The following are the Company’s sales of unregistered securities since February 22, 2014:

1.(a) On February 22, 2014 the Company sold 10,000,000 shares of its common stock.

(b) No person acted as a principal underwriter for the sale of these securities. The Company's common stock was offered directly by the Company through its officers and directors. The common stock was sold to five "accredited investors."

(c) The 10,000,000 shares were sold for cash at $0.01 per share for a total of $100,000. No underwriting discounts, commissions or acquisition costs were paid on the sale.

(d) In the issuance of these shares of its common stock, the Company relied upon the exemption from the registration requirements of Section 5 of the Securities Act provided in Section 4(2) of the Securities Act and by Regulation D adopted under the Securities Act. These shares were issued as restricted securities and a legend denoting the restrictions on their transferability under the Securities Act was placed upon the certificates issued to represent the shares.

2.(a) On January 15, 2015 the Company sold 3,066,667 shares of its common stock.

(b) No person acted as a principal underwriter for the sale of these securities. The Company's common stock was offered directly by the Company through its officers and directors. The common stock was sold to five "accredited investors."

(c) The 3,066,667 shares were sold for cash at $0.015 per share for a total of $46,000. No underwriting discounts, commissions or acquisition costs were paid on the sale.

(d) In the issuance of these shares of its common stock, the Company relied upon the exemption from the registration requirements of Section 5 of the Securities Act provided in Section 4(2) of the Securities Act and by Regulation D adopted under the Securities Act. These shares were issued as restricted securities and a legend denoting the restrictions on their transferability under the Securities Act was placed upon the certificates issued to represent the shares.

Item 11. Description of the Company's Securities.

The authorized and outstanding capital of the Company consists of 700,000,000 shares of $.0001 par value common stock and 5,000,000 shares of $.0001 par value preferred stock. As of October 20, 2016, there were 99,512,345 outstanding shares of common stock and 200 shares of Series A, preferred stock, outstanding.

Under applicable Delaware law and its Articles of Incorporation, the Company's Board of Directors may issue additional shares of its stock up to the total amount of authorized Common and/or Preferred Stock without approval of its shareholders.

Information is set forth in the following subsections concerning the common stock, the preferred stock and outstanding options, warrants, subscriptions and rights to purchase shares of its common stock in general.

Common Stock

The shares of common stock currently outstanding are fully paid and non-assessable. The holders of common stock do not have any preemptive rights to acquire shares of any capital stock of the Company. In the event of liquidation of the Company, assets then legally available for distribution to the holders of common stock (assets remaining after payment or provision for payment of all debts and of all preferential liquidation payments to holders of any outstanding Preferred Stock) will be distributed in pro rata shares among the holders of common stock and the holders of any outstanding Preferred Stock with liquidation participation rights in proportion to their stock holdings.

Each stockholder is entitled to one vote for each share of common stock held by such shareholder.

Holders of common stock are entitled to dividends when, and if, declared by the Board of Directors out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock. The Company has not had any earnings and it does not presently contemplate the payment of any cash dividends in the foreseeable future.

The Company's common stock does not have any mandatory redemptive provisions, sinking fund provisions or conversion rights.

Preferred Stock in General

The preferred stock of the Company may be issued from time to time by the board of directors in one or more series. The description of shares of each series of preferred stock will be set forth in resolutions adopted by the board of directors and a Certificate of Designation to be filed as required by Delaware law prior to issuance of any shares of the series. The Certificate of Designation will set the number of shares to be included in each series of preferred stock and set the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distribution, qualifications, or terms and conditions of redemption relating to the shares of each series. However, the board of directors is not authorized to change the right of the common stock to vote one vote per share on all matters submitted for shareholder action. The authority of the board of directors with respect to each series of preferred stock includes, but is not limited to, setting or changing the following:

●	The designation of the series and the number of shares constituting the series, provided that the aggregate number of shares constituting all series of preferred stock may not exceed 5,000,000;

●	The annual distribution rate on shares of the series, whether distributions will be cumulative and, if so, from which date or dates;

●

Whether the shares of the series will be redeemable and, if so, the terms and conditions of redemption, including the date or dates upon and after which the shares will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

●	The obligation, if any, of the Company to redeem or repurchase shares of the series pursuant to a sinking fund;

●

Whether shares of the series will be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

●	Whether the shares of the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of the voting rights;

●	The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company; and

●	Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the series which may be authorized or permitted under Delaware law.

The shares of preferred stock of any one series will be identical with each other in all other respects except as to the dates from and after which dividends thereon will cumulate, if the dividend is cumulative.

Currently, the Company has designated Series A, preferred stock. The Company’s authorized Series A preferred stock consists of 200 shares and has relative rights, preferences, privileges and limitations as follows:

●

The Series A has a super voting right in that it votes together with the common stock and any other class of stock entitled to vote with the common stock all as a single class, with each 100 shares of Series A entitled to 40% of all votes to be cast on any matter;

●	The Series A is not convertible and is not entitled to any dividends or any distribution in liquidation of the Company;

●	The Series A is not transferable in any manner without the unanimous vote of the Company’s Board of Directors;

●

Without the unanimous consent of the holders of the Series A stock, there shall not be any change made to the Rights of the Series A or to create any stock with equal or superior voting right to the Series A stock or authorize any additional shares of Series A stock; and

Upon the occurrence of a Qualified IPO by the Company, the Series A stock shall be automatically cancelled and returned to the status of undersigned authorized but unissued preferred stock. “Qualified IPO” means the sale of common stock of the Company in an underwritten public offering or resale registration under the Securities Act of 1933 which results in the Company having a market capitalization in excess of $100,000,000, based on the average closing price of the Company’s common stock for 10 consecutive trading days.

Outstanding Options, Warrants or Subscriptions.

The Company has four outstanding Convertible Promissory Notes in total principal amount of $75,000 that are convertible at the option of the holder into a total of 7.5% of the total shares issued and outstanding of the Company’s common stock, on or prior to their respective maturity dates.

The Company has one outstanding Convertible Promissory Note, which as of September 30, 2016, had a balance in the amount of $2,311,759, which included principal and interest and was convertible at a rate of $0.15 per share. The maturity date of the Note was November 29, 2010 and the right to convert the Note by the investor expired on the date of maturity. The Note is currently in default. The Company has claimed a “force majeure” pursuant to the terms of the Note, due to the series of events which transpired in the republic of Panama.

The Company has one outstanding Convertible Promissory Note, which as of September 30, 2016, had a balance in the amount of $27,560, which included principal and interest and was convertible at a rate of $0.015 per share. The maturity date of the Note was October 1, 2016.  The Noteholder has exercised its option to convert the Note and the Company is in the process of issuing a total of 1,837,333 of the Company’s common stock to the Noteholder.  All of the shares to be issued upon conversion of any of the above notes will be issued as "restricted securities" as defined under the Securities Act of 1933, as amended ("Securities Act").

Item 12. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware provides:

"(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened. pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (inc1uding attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim. issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the ease, such person is fairly and reasonably entitled to indemnity for such expenses, which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claims, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsection A (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined, that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, as a director, officer. employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation it its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall; unless otherwise provided when authorized, or ratified, continues to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

Article Eight of the Company's Amended and Restated Certificate of Incorporation provides:

"EIGHT

The Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same entity be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the DGCL. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seek indemnification may be entitled whether as a matter of law, under any bylaw of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise."

ARTICLE VI of the Company's Bylaws provides:

"ARTICLE VI

Indemnification of Directors and Officers

Section 1. General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable or negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Indemnification in Certain Cases. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

Section 4. Procedure. Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (e) by the stockholders.

Section 5. Advances for Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall be ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article VI.

Section 6. Rights Not Exclusive. The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee Or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

Section 8. Definition of Corporation. For the purposes of this Article VI, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a, director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another, corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

Section 9. Definitions. For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article VI."

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Issuer pursuant to the foregoing provisions. The Issuer has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

Item 13 Financial Statements and Supplementary Data

DOMINION MINERALS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS
	SEPTEMBER 30,	DECEMBER 31,
	2016	2015
	(Unaudited)

Cash and cash equivalents	$ 127	$ 64

Total assets	$ 127	$ 64

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accrued liabilities	$ 74,935	$ 81,434
Convertible note payable and interest	2,418,317	2,354,425
Loans from officers	-	16,731
Compensation due to officers	3,606,130	3,204,630
Litigation contingency payable	49,750	-
Total current liabilities	6,149,132	5,657,220

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Preferred stock, Voting Series I, $0.0001 par value; 5,000,000 shares authorized;
200 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	-	-
Common stock, $0.0001 par value; 700,000,000 shares authorized
99,512,345 issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	9,952	9,952
Additional paid-in capital	35,969,327	35,969,327
Retained deficit	(42,128,284)	(41,636,435)
Total shareholders' deficit	(6,149,005)	(5,657,156)
Total liabilities and shareholders' deficit	$ 127	$ 64

The accompanying notes are an integral part of these consolidated financial statements.

DOMINION MINERALS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the nine months ended	For the nine months ended	For the three months ended	For the three months ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

REVENUE	$ -	$ -	$ -	$ -
COST OF SALES	-	-	-	-

GROSS PROFIT	-	-	-	-

PROFESSIONAL FEES	8,500	13,000	4,000	-
OFFICER COMPENSATION	431,250	431,250	143,750	143,750
GENERAL AND ADMINISTRATIVE EXPENSES	8,207	12,546	1,026	336

LOSS FROM OPERATIONS	(447,957)	(456,796)	(148,776)	(144,086)

OTHER (EXPENSE) INCOME:
Interest expense, net	(43,892)	(34,772)	(13,151)	(11,591)
Total other expense, net	(43,892)	(34,772)	(13,151)	(11,591)

LOSS BEFORE PROVISION FOR INCOME TAXES	(491,849)	(491,568)	(161,927)	(155,677)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	(491,849)	(491,568)	(161,927)	(155,677)

LOSS PER SHARE
Basic and diluted loss per share	$ (0.00)	$ (0.01)	$ (0.00)	$ (0.00)

Basic and diluted weighted average number of common shares	99,512,345	96,445,678	99,512,345	96,445,678

The accompanying notes are an integral part of these consolidated financial statements.

DOMINION MINERALS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended	For the nine months ended
	September 30,	September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (491,849)	$ (491,568)
Adjustments to reconcile net loss to net cash
used in operating activities:
Interest	43,892	34,772
Changes in operating assets and liabilities:
Accrued liabilities	(6,499)	(392)
Compensation due to officers	401,500	411,109
Net cash used in operating activities	(52,956)	(46,079)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of officer loans	(16,731)	-
Proceeds from convertible note	20,000	-
Proceeds from litigation contingency payable	49,750	-
Proceeds from sales of shares of Common Stock	-	46,000
Net cash provided by financing activities	53,019	46,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	63	(79)

CASH AND CASH EQUIVALENTS, beginning of the period	64	79

CASH AND CASH EQUIVALENTS, end of period	$ 127	$ -

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year:
Interest paid	$ -	$ -
Income tax paid	$ -	$ -

The accompanying notes are an integral part of these consolidated financial statements.

1.	Nature of Business and Significant Accounting Policies

a.

Nature of business – Dominion Minerals Corp. (“Company”) was incorporated January 4, 1996, under the laws of the state of Delaware. The Company is engaged in the exploration of precious and base metals including gold and copper. The current potential property under exploration is located in the Republic of Panama (“Panama”).

From September 2005 to November 2007, the Company changed its name 4 times to reflect the changing business plans. The original name of the Company was ObjectSoft Corporation. In June 2005, the name was changed to Nanergy, Inc. In June 2006, the name was changed to Xacord Corp., in January 2007, the name was changed to Empire Minerals Corp, and in November 2007, the name was changed to its current name, Dominion Minerals Corp.

b.

Basis of presentation – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries Empire Minerals Corp, a Nevada Corporation and Cuprum Resources Corp., a Panamanian Corporation. All significant inter-company transactions and balances have been eliminated in consolidation.

The Company is currently in a stage which is characterized by significant expenditures for the examination and development of exploration opportunities by its subsidiaries. The subsidiaries' focus for the foreseeable future will continue to be on securing joint venture agreements to begin conducting mining operations.

Management has included all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented.

c.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The significant estimates made in the preparation of the Company’s consolidated financial statements relate to the fair value of various accruals.  Actual results could differ from those estimates.

d.

Cash and cash equivalents – For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with original maturities of three months or less. The Company has a cash balance of $127 and $64 as of September 30, 2016 and December 31, 2015, respectively, which is included in cash and cash equivalents.

e.

Concentration of risk – Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company maintains cash deposits in financial institutions that do not exceed the amounts insured by the U.S. government. As of September 30, 2016 and December 31, 2015, the Company’s bank balances did not exceed government-insured limits.

The Company has an investment in copper mining activities in Panama. Accordingly, the Company’s mining business, financial condition and results of operations may be influenced by the political, economic and legal environments in Panama, and by the general state of their economies. The Company’s foreign operations are subject to specific considerations and significant risks not typically associated with companies in the United States. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

f.

Net loss per share – In accordance with ASC 260, Earnings Per Share, basic earnings/loss per common share (“EPS”) is computed by dividing net earnings/loss for the period by the weighted average number of common shares outstanding during the period. Under ASC 260, diluted earnings/loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and dilutive.

g.

Income Taxes – The Company provides for income taxes under ASC 740 Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the period in which the deferred tax assets or liabilities are expected to be settled or realized. ASC 740 requires that a valuation allowance be established if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. The provision for federal income tax differs from that computed amount by applying federal statutory rates to income before federal income tax expense mainly due to expenses that are not deductible and income that is not taxable for federal income taxes, including permanent differences such as non-deductible meals and entertainment.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

h.

Stock-based compensation – The Company records stock-based compensation in accordance with ASC 718. ASC 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period.

The Company uses the Black-Scholes option-pricing model which was developed for use in estimating the fair value of options. Option-pricing models require the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option-pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined by using an option-pricing model. That value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. The Company’s volatility is based on the historical volatility of the Company’s stock or the expected volatility of similar companies. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Further, for stock, options, and warrants issued to service providers and founders, the Company follows ASC 505-50-30-11 (previously EITF 96-18) which requires recording the options and warrants at the fair value of the service provided and expensing over the related service periods.

i.

Recently Issued Accounting Pronouncements - The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

2.	Going Concern

The Company has had no revenues or cash flows from operations. The Company has an accumulated deficit of $42,128,284 and $41,636,435 as of September 30, 2016 and December 31, 2015, respectively, and has insufficient sources of cash to execute its business plan, raising substantial doubt about its ability to continue as a going concern. In response to these conditions, management is continuing to seek both debt and equity financing from various sources, although there are no guarantees that they will be successful in their endeavors. No adjustment has been made to the accompanying consolidated financial statements as a result of this uncertainty.

3.	Long term investment

Cuprum Resources Corp. (“Cuprum”) – In March 2007, the Company, Bellhaven Copper & Gold, Inc. (“Bellhaven”) and Cuprum entered into an Exploration Development Agreement (“Agreement”). The Agreement grants the Company an option to acquire up to 75% of the authorized and outstanding stock of Cuprum, the holder of a Mineral Concession from Panama on a copper prospect located in Panama. The Agreement calls for the Company to pay Cuprum or Bellhaven $2,000,000 in annual installments of $500,000 each beginning in March 2007, issue Bellhaven 4,000,000 shares of the Company’s common stock under an escrow agreement and further cash investments totaling $15,000,000 to be used in exploration and development work on the copper prospect underlying Cuprum’s Mineral Concession. Currently, the Company owns less than 20% of Cuprum and therefore, has recorded this investment option under the cost method of accounting for investments. As of March 31, 2009, the Company made its first two cash installment payments of $500,000, invested another $5,600,267 which was used for the exploration and development work, and issued 4,000,000 shares of common stock at $0.50 per share, or $2,000,000. Accordingly, as of March 31, 2009, the Company reflected $8,600,401 as investments in their consolidated balance sheet, which includes the $5,600,267 incurred in the exploration and development work. The exploration and development work relates to project costs for the period. The project costs include drilling, general geology, camp, mobilization, geophysics, land administration, assays and shipping, helicopter, office, and management expenses. These costs have been capitalized by the Company as part of the Company’s option to acquire up to 75% interest in Cuprum, as per the Agreement. In accordance with the Agreement, the Company was to have contributed approximately $9,000,000 by the second anniversary of the Agreement, and by March 31, 2009, that milestone had not been reached. Therefore, as of March 31, 2009, in accordance with the Agreement, the Company did not own any direct interest in Cuprum.

On April 14, 2009, the Company and Bellhaven executed a stock purchase agreement (“SPA”) whereby the Company acquired 100% interest in Cuprum for $1,500,000 in cash and 2,000,000 shares of common stock. Further, as per the SPA, Bellhaven will transfer all of the issued and outstanding shares of Cuprum currently owned by Bellhaven to the Company. In addition, all previous payments made by the Company to Bellhaven for the exploration and development work under the terms of the Agreement, and the issuance of 4,000,000 shares to Bellhaven, are included as part of the consideration for the transaction. The transaction was recorded utilizing the Investment method of accounting. Accordingly, the Company recorded an additional $1,720,000 as an Investment in Cuprum.

From April 2009 to April 2010, the Company incurred additional projects costs in the amount of $1,093,802. As of April 30, 2010, the Company reflected a total of $11,414,203 as an investment in the Panamanian subsidiary.

On May 3, 2010, the Ministry of Commerce and Industry of the Republic of Panama declared the Company’s Mineral Concession as a Mining Reserve by posting a Resolution in the Gaceta Oficial of Panama. Pursuant to the Resolution, no further exploration activities are to be performed on the concession site. The Company has disputed the declaration and Resolution by MICI and has commenced legal action against the Republic of Panama. Accordingly, the Company notified the Note Holder of such events and how it relates to their inability to perform pursuant to the terms of the Concession Agreement and subsequently the terms of the Note, to support its claim of a force majeure and its inability to repay the Note. To date, because of the Company’s inability to resume exploration activities on the Mineral Concession, the Company has been unable to repay the Note and the Note Holder has not converted the Note. The Company incurred interest expense in the amounts of $34,209 for the nine months ended September 30, 2016 and 2015. As of September 30, 2016 and December 31, 2015, the total amount due for the Convertible Note payable is $2,311,759 and $2,277,550, respectively.

In March 2013, the Panamanian government subsequently passed legislation that annulled existing mining concessions in the area encompassing Cerro Chorcha.  The Company believes that these actions of the Panamanian government are unlawful and contravene Panama’s international obligations under the U.S.-Panama BIT and the U.S.-Panama TPA.

4.	Convertible Note Payable and Short Term Loan

a.

On November 27, 2009, Dominion Minerals Corp. (the “Company”) entered into and closed on a Convertible Loan Agreement (the “Loan Agreement”) to sell to non-US persons the convertible note due 2010 (the “Note”) in the aggregate principal amount of $2,000,000 and warrants to purchase up to 10,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), with an exercise price of $0.15 per share for a total purchase price of $2,000,000.

The Note matures one year after the date of issuance. The Note pays interest at a rate of 3-Month LIBOR plus 2.0% per annum, which is payable at maturity, and is convertible into shares of Common Stock at a conversion price equal to $0.10 per share (the “Conversion Price”). The Conversion Price is subject to adjustment for certain events, including the dividends, distributions or split of the Company’s Common Stock, or in the event of the Company’s consolidation, merger or reorganization. In the event of a conversion, accrued interest shall be automatically converted into common stock. In addition, the Company has the right to prepay the entire outstanding principal due under the Notes upon a three business day notice.

The Company’s obligations under the Loan Agreement and the Note are secured by the pledge of 5,000,000 shares of Cuprum Resources Corp., a corporation organized under the laws of the Republic of Panama (“Cuprum”), owned by the Company pursuant to a Pledge Agreement dated as of November 30, 2009 by and among the Company, Cuprum and the investor. The pledged shares represent all of the issued and outstanding equity shares of Cuprum.

Warrants to purchase shares of Common Stock expired one year from the closing of the Note.

On May 3, 2010, the Ministry of Commerce and Industry of the Republic of Panama declared the Company’s Mineral Concession as a Mining Reserve by posting a Resolution in the Gaceta Oficial of Panama. Pursuant to the Resolution, no further exploration activities are to be performed on the concession site. The Company has disputed the declaration and Resolution by MICI and has commenced legal action against the Republic of Panama. Accordingly, the Company notified the Note Holder of such events and how it relates to their inability to perform pursuant to the terms of the Concession Agreement and subsequently the terms of the Note, to support its claim of a force majeure and its inability to repay the Note. To date, because of the Company’s inability to resume exploration activities on the Mineral Concession, the Company has been unable to repay the Note and the Note Holder has not converted the Note. The Company incurred interest expense in the amounts of $34,209 and $45,613 for the nine months ended September 30, 2016 and the year ended December 31, 2015. As of September 30, 2016 and December 31, 2015, the total amount due for the Convertible Note payable is $2,311,759 and $2,277,550, respectively.

b.

On July 1, 2013, the Company executed 4 Convertible Promissory Notes (“Convertible Promissory Notes”) in the aggregate amount of $75,000. The Convertible Promissory Notes were payable in 1 year, bearing interest at a rate of 1% annum for the term of the note. On November 1, 2014, the Company and each Note Holder entered into an agreement to extend the maturity date of the Notes to the earlier of December 31, 2016 or the date of any award granted to the Company in the litigation action between the Company and the Republic of Panama. The Holders of the Convertible Promissory Notes may convert the principal amount for shares of the Company’s common stock equal to the aggregate of 7.5% of the total issued and outstanding shares of the Company’s common stock.  The Company incurred interest expense in the amounts of $563 for the nine months ended September 30, 2016 and 2015. As of September 30, 2016 and December 31, 2015, the total amounts due for the Convertible Promissory Notes is $77,438 and $76,875, respectively.

c.

On April 1, 2016, the Company sold a Convertible Promissory Note (“Convertible Promissory Note”) in the amount of $26,000 with an Original Issue Discount of $6,000, which was recorded as an interest expense. The Convertible Promissory Note was payable in 6 months, bearing interest at a rate of 24% annum for the term of the note. The Holder of the Convertible Promissory Note may convert the combined principal and accumulated interest amount of the Convertible Promissory Note for shares of the Company’s common stock at a rate of $0.015 per share of the Company’s common stock.  The Company incurred interest expense in the amount of $3,120 for the nine months ended September 30, 2016. As of September 30, 2016, the total amounts due for the Convertible Promissory Note is $29,120.

5.

Contingent Liability

On June 18, 2015, the Company entered into a Litigation Funding Agreement (“LFA”) with Therium Capital Management Limited (“Therium”), to fund its litigation against the Republic of Panama.  The terms of the LFA allow for funding of up to $6,000,000 of the Company’s litigation costs and require repayment of 2.5 times of the amount funded to the Company for such legal costs.  In addition, the Company will be required to share a percentage of any amount awarded to the Company with Therium.  In addition to the litigation costs funded, Therium has directly funded the Company certain operating expenses which shall be repaid under the same terms as the litigation costs funded by Therium.  The Company has recorded such advances as a Contingent Liability.  For the nine months ended September 30, 2016, Therium advanced the Company $49,750 for operating expenses which the Company recorded as a Contingent Liability.

6.	Shareholders’ equity

The Company is authorized to issue 705,000,000 shares: 700,000,000 shares of $0.0001 par value common stock and 5,000,000 shares of $0.0001 par value preferred stock. As of September 30, 2016 and December 31, 2015, the Company has 99,512,345 shares of common stock outstanding and 200 shares of Series A preferred stock outstanding.  During the nine months ended September 30, 2016 and the year ended December 31, 2015, the Company sold 0 and 3,066,667 shares of common stock, respectively.

The Company’s authorized Series A preferred stock consists of 200 shares and has relative rights, preferences, privileges and limitations as follows:

●

The Series A has a super voting right in that it votes together with the common stock and any other class of stock entitled to vote with the common stock all as a single class, with each 100 shares of Series A entitled to 40% of all votes to be cast on any matter;

●	The Series A is not convertible and is not entitled to any dividends or any distribution in liquidation of the Company;

●	The Series A is not transferable in any manner without the unanimous vote of the Company’s Board of Directors;

●

Without the unanimous consent of the holders of the Series A stock, there shall not be any change made to the Rights of the Series A or to create any stock with equal or superior voting right to the Series A stock or authorize any additional shares of Series A stock; and

Upon the occurrence of a Qualified IPO by the Company, the Series A stock shall be automatically cancelled and returned to the status of undersigned authorized but unissued preferred stock. “Qualified IPO” means the sale of common stock of the Company in an underwritten public offering or resale registration under the Securities Act of 1933 which results in the Company having a market capitalization in excess of $100,000,000, based on the average closing price of the Company’s common stock for 10 consecutive trading days.

7.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at September 30, 2016 and December 31, 2015 are as follows:

	September 30, 2016	December 31, 2015
Net operating loss	$491,849	$641,568
Adjustment for unpaid accrued salaries	(401,500)	(554,859)
Adjusted net operating loss	90,349	86,709
Effective income tax rate	40%	40%
Total deferred tax assets	36,140	34,684
Less: valuation allowance	(36,140)	(34,684)
Total deferred tax assets	-	$-

The Company’s deferred tax assets as of September 30, 2016 and December 31, 2015 of $16,850,690 and $16,654,574, respectively, was fully offset by a valuation allowance, resulting in net deferred tax assets of $0 because of the uncertainty of the Company’s ability to utilize the net operating loss carry-forward against future earnings.

The reconciliation of the effective income tax rate to the federal statutory rate for the period ended September 30, 2016 and December 31, 2015 is as follows:

	2016	2015
Federal income tax rate	34%	34%
State tax, net of federal benefit	6%	6%
Increase in valuation allowance	(40)%	(40)%
Effective income tax rate	-%	-%

The deferred tax assets result from net operating loss carry-forwards. These assets will therefore reverse either upon their utilization against taxable income or upon their statutory expiration. Net operating loss carry-forwards will expire beginning in 2026 through 2036.

The Company’s last tax return submitted was for the year ended December 31, 2007. The Company‘s tax returns for the years ended December 31, 2008 through 2015 are open for examination by the tax federal and state tax authorities.

8.

Commitments and contingencies – On December 1, 2007, the Company entered into Employment Agreements with its Chief Executive Officer and its Chief Financial Officer. The agreements have terms of five years and three years, respectively. The agreements are automatically renewed for one-year term unless the Company or Executive gives 90 days prior written notice to terminate the agreement.

9.

Legal Proceedings - On December 5, 2013, the Company notified the Panamanian government of the Company’s intent to initiate arbitration proceedings under the U.S.-Panama Bilateral Investment Treaty (“U.S.-Panama BIT”) and the US.-Panama Trade Promotion Agreement (“U.S.-Panama TPA”).  As the Panamanian government has not responded to the Company’s requests to discuss a negotiated settlement, The Company has filed a formal Request for Arbitration at the International Centre for Settlement of Investment Disputes (“ICSID”) on March 30, 2016.  The Company is seeking relief in the amount of $268.3 million in the arbitration.  There can be no assurance that it will be successful or recover any amount.

The dispute involves the Panamanian government’s interference with the Company’s investment in the mining concession.  Cuprum owns the exploration rights to the Cerro Chorcha concession.  As discussed above, the Panamanian Ministry of Commerce and Industry (“MICI”) was named as a defendant in a lawsuit brought by Cesar Salazar in December 2009, which led to the “provisional suspension” on all actions involving the Cerro Chorcha.  Awaiting resolution of the lawsuit, the Company filed an application for an extension of its exploration rights in March 2010, one month before the initial exploration concession was to expire.  However, despite the provisional suspension placed on the Cerro Chorcha, the Panamanian government designated the Cerro Chorcha as a “mining reserve” in April 2010 without considering the Company’s extension request, with the purpose and intent of reverting ownership of the concession to the Panamanian government.  Furthermore, the Panamanian government subsequently passed legislation that annulled existing mining concessions in the area encompassing Cerro Chorcha in March 2013.  The Company believes that these actions of the Panamanian government are unlawful and contravene Panama’s international obligations under the U.S.-Panama BIT and the U.S.-Panama TPA.

On June 18, 2015, the Company entered into a Litigation Funding Agreement (“LFA”) with Therium Capital Management Limited, to fund its litigation against the Republic of Panama.  The terms of the LFA allow for funding of up to $6,000,000 of the Company’s litigation costs and require repayment of 2.5 times of the amount funded to the Company for such legal costs.  In addition, the Company will be required to share a percentage of any amount awarded to the Company with Therium.

10.	Subsequent Events

For the purpose of the accompanying consolidated financial statements, subsequent events have been evaluated through the date these financial statements were issued.

There are no such subsequent events to report.

Heaton & Company, PLLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

Dominion Minerals Corp.

We have audited the accompanying balance sheet of Dominion Minerals Corp. (the Company) as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dominion Minerals Corp. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative working capital and has not generated revenues to cover operating expenses. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Heaton & Company, PLLC

Farmington, Utah

June 13, 2016

DOMINION MINERALS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS
	DECEMBER 31,	DECEMBER 31,
	2015	2014

Cash and cash equivalents	$ 64	$ 79

Total assets	$ 64	$ 79

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accrued liabilities	$ 81,434	$ 98,412
Convertible note payable and interest	2,354,425	2,308,062
Loans from officers	16,731	5,422
Compensation due to officers	3,204,630	2,649,771
Total current liabilities	5,657,220	5,061,667

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Preferred stock, Voting Series I, $0.0001 par value; 5,000,000 shares authorized;
200 shares issued and outstanding as of December 31, 2015 and 2014	-	-
Common stock, $0.0001 par value; 700,000,000 shares authorized
99,512,345 and 96,445,678 issued and outstanding as of December 31, 2015 and 2014, respectively	9,952	9,645
Additional paid-in capital	35,969,327	35,923,634
Retained deficit	(41,636,435)	(40,994,867)
Total shareholders' deficit	(5,657,156)	(5,061,588)
Total liabilities and shareholders' deficit	$ 64	$ 79

The accompanying notes are an integral part of these consolidated financial statements.

DOMINION MINERALS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year	For the year
	ended	ended
	December 31,	December 31,
	2015	2014

REVENUE	$ -	$ -
COST OF SALES	-	-

GROSS PROFIT	-	-

PROFESSIONAL FEES	7,490	44,667
OFFICER COMPENSATION	575,000	575,000
GENERAL AND ADMINISTRATIVE EXPENSES	12,715	22,719

LOSS FROM OPERATIONS	(595,205)	(642,386)

OTHER (EXPENSE) INCOME:
Interest expense, net	(46,363)	(46,363)
Total other expense, net	(46,363)	(46,363)

LOSS BEFORE PROVISION FOR INCOME TAXES	(641,568)	(688,749)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	(641,568)	(688,749)

LOSS PER SHARE
Basic and diluted loss per share	$ (0.01)	$ (0.01)

Basic and diluted weighted average number of common shares	98,972,436	93,968,720

The accompanying notes are an integral part of these consolidated financial statements.

DOMINION MINERALS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

					ADDITIONAL		TOTAL
	PREFERRED STOCK		COMMON STOCK		PAID-IN	ACCUMULATED	SHAREHOLDERS'
	SHARES	PAR	SHARES	PAR	CAPITAL	DEFICIT	EQUITY
Balance, December 31, 2013	200	$ -	86,445,678	$ 8,645	$ 35,824,634	$ (40,306,118)	$ (4,472,839)

Issuance of Common Stock @ $0.01	-	-	10,000,000	1,000	99,000	-	100,000

Net loss	-	-	-	-	-	(688,749)	(688,749)

Balance, December 31, 2014	200	-	96,445,678	9,645	35,923,634	(40,994,867)	(5,061,588)

Issuance of Common Stock @ $0.01	-	-	3,066,667	307	45,693	-	46,000

Net loss	-	-	-	-	-	(641,568)	(681,560)

Balance, December 31, 2015	200	$ -	99,512,345	$ 9,952	$ 35,969,327	$ (41,636,435)	$ (5,657,156)

The accompanying notes are an integral part of these consolidated financial statements.

DOMINION MINERALS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year	For the year
	ended	ended
	December 31,	December 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (641,568)	$ (688,749)
Adjustments to reconcile net loss to net cash
used in operating activities:
Interest	46,363	46,363
Changes in operating assets and liabilities:
Accrued liabilities	(16,978)	27,086
Compensation due to officers	554,859	514,020
Net cash used in operating activities	(57,324)	(101,280)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from officer loans	11,309	1,359
Proceeds from sales of shares of Common Stock	46,000	100,000
Net cash provided by financing activities	57,309	101,359

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(15)	79

CASH AND CASH EQUIVALENTS, beginning of the period	79	-

CASH AND CASH EQUIVALENTS, end of period	$ 64	$ 79

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year:
Interest paid	$ -	$ -
Income tax paid	$ -	$ -

The accompanying notes are an integral part of these consolidated financial statements.

DOMINION MINERALS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

1.	Nature of Business and Significant Accounting Policies

a.

Nature of business – Dominion Minerals Corp. (“Company”) was incorporated January 4, 1996, under the laws of the state of Delaware. The Company is engaged in the exploration of precious and base metals including gold and copper. The current potential property under exploration is located in the Republic of Panama (“Panama”).

From September 2005 to November 2007, the Company changed its name 4 times to reflect the changing business plans. The original name of the Company was ObjectSoft Corporation. In June 2005, the name was changed to Nanergy, Inc. In June 2006, the name was changed to Xacord Corp., in January 2007, the name was changed to Empire Minerals Corp, and in November 2007, the name was changed to its current name, Dominion Minerals Corp.

b.

Basis of presentation – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries Empire Minerals Corp, a Nevada Corporation and Cuprum Resources Corp., a Panamanian Corporation. All significant inter-company transactions and balances have been eliminated in consolidation.

The Company is currently in a stage which is characterized by significant expenditures for the examination and development of exploration opportunities by its subsidiaries. The subsidiaries' focus for the foreseeable future will continue to be on securing joint venture agreements to begin conducting mining operations.

Management has included all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented.

c.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The significant estimates made in the preparation of the Company’s consolidated financial statements relate to the fair value of various accruals.  Actual results could differ from those estimates.

d.

Cash and cash equivalents – For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with original maturities of three months or less. Currently, $64 is included in cash and cash equivalents.

e.

Concentration of risk – Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company maintains cash deposits in financial institutions that do not exceed the amounts insured by the U.S. government. As of December 31, 2015 and 2014, the Company’s bank balances did not exceed government-insured limits.

The Company has an investment in copper mining activities in Panama. Accordingly, the Company’s mining business, financial condition and results of operations may be influenced by the political, economic and legal environments in Panama, and by the general state of their economies. The Company’s foreign operations are subject to specific considerations and significant risks not typically associated with companies in the United States. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

DOMINION MINERALS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

f.

Net loss per share – In accordance with ASC 260, Earnings Per Share, basic earnings/loss per common share (“EPS”) is computed by dividing net earnings/loss for the period by the weighted average number of common shares outstanding during the period. Under ASC 260, diluted earnings/loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and dilutive.

g.

Income Taxes – The Company provides for income taxes under ASC 740 Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the period in which the deferred tax assets or liabilities are expected to be settled or realized. ASC 740 requires that a valuation allowance be established if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. The provision for federal income tax differs from that computed amount by applying federal statutory rates to income before federal income tax expense mainly due to expenses that are not deductible and income that is not taxable for federal income taxes, including permanent differences such as non-deductible meals and entertainment.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

h.

Stock-based compensation – The Company records stock-based compensation in accordance with ASC 718. ASC 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period.

The Company uses the Black-Scholes option-pricing model which was developed for use in estimating the fair value of options. Option-pricing models require the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option-pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined by using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. The Company’s volatility is based on the historical volatility of the Company’s stock or the expected volatility of similar companies. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Further, for stock, options, and warrants issued to service providers and founders, the Company follows ASC 505-50-30-11 (previously EITF 96-18) which requires recording the options and warrants at the fair value of the service provided and expensing over the related service periods.

DOMINION MINERALS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

i.

Recently Issued Accounting Pronouncements - The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

The Company has implemented the early adoption of the FASB recently issued Accounting Standard Update No. 2014-10-Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation

2.	Going Concern

The Company has had no revenues or cash flows from operations. The Company has an accumulated deficit of $41,636,435 as of December 31, 2015, and has insufficient sources of cash to execute its business plan, raising substantial doubt about its ability to continue as a going concern. In response to these conditions, management is continuing to seek both debt and equity financing from various sources, although there are no guarantees that they will be successful in their endeavors. No adjustment has been made to the accompanying consolidated financial statements as a result of this uncertainty.

3.	Long term investment

Cuprum Resources Corp. (“Cuprum”) – In March 2007, the Company, Bellhaven Copper & Gold, Inc. (“Bellhaven”) and Cuprum entered into an Exploration Development Agreement (“Agreement”). The Agreement grants the Company an option to acquire up to 75% of the authorized and outstanding stock of Cuprum, the holder of a Mineral Concession from Panama on a copper prospect located in Panama. The Agreement calls for the Company to pay Cuprum or Bellhaven $2,000,000 in annual installments of $500,000 each beginning in March 2007, issue Bellhaven 4,000,000 shares of the Company’s common stock under an escrow agreement and further cash investments totaling $15,000,000 to be used in exploration and development work on the copper prospect underlying Cuprum’s Mineral Concession. Currently, the Company owns less than 20% of Cuprum and therefore, has recorded this investment option under the cost method of accounting for investments. As of March 31, 2009, the Company made its first two cash installment payments of $500,000, invested another $5,600,267 which was used for the exploration and development work, and issued 4,000,000 shares of common stock at $0.50 per share, or $2,000,000. Accordingly, as of March 31, 2009, the Company reflected $8,600,401 as investments in their consolidated balance sheet, which includes the $5,600,267 incurred in the exploration and development work. The exploration and development work relates to project costs for the period. The project costs include drilling, general geology, camp, mobilization, geophysics, land administration, assays and shipping, helicopter, office, and management expenses. These costs have been capitalized by the Company as part of the Company’s option to acquire up to 75% interest in Cuprum, as per the Agreement. In accordance with the Agreement, the Company was to have contributed approximately $9,000,000 by the second anniversary of the Agreement, and by March 31, 2009, that milestone had not been reached. Therefore, as of March 31, 2009, in accordance with the Agreement, the Company did not own any direct interest in Cuprum.

On April 14, 2009, the Company and Bellhaven executed a stock purchase agreement (“SPA”) whereby the Company acquired 100% interest in Cuprum for $1,500,000 in cash and 2,000,000 shares of common stock. Further, as per the SPA, Bellhaven will transfer all of the issued and outstanding shares of Cuprum currently owned by Bellhaven to the Company. In addition, all previous payments made by the Company to Bellhaven for the exploration and development work under the terms of the Agreement, and the issuance of 4,000,000 shares to Bellhaven, are included as part of the consideration for the transaction. The transaction was recorded utilizing the Investment method of accounting. Accordingly, the Company recorded an additional $1,720,000 as an Investment in Cuprum.

DOMINION MINERALS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

From April 2009 to April 2010, the Company incurred additional projects costs in the amount of $1,093,802. As of April 30, 2010, the Company reflected a total of $11,414,203 as an investment in the Panamanian subsidiary.

On May 3, 2010, the Ministry of Commerce and Industry of the Republic of Panama declared the Company’s Mineral Concession as a Mining Reserve by posting a Resolution in the Gaceta Oficial of Panama. Pursuant to the Resolution, no further exploration activities are to be performed on the concession site. The Company has disputed the declaration and Resolution by MICI and has commenced legal action against the Republic of Panama. On December 31, 2010, the Company recorded a loss on the investment in Cuprum in the amount of $11,414,203. As of December 31, 2015 and 2014 the Company reflected a total of $0 as investments in any projects by the Company or any of its subsidiaries.

In March 2013, the Panamanian government subsequently passed legislation that annulled existing mining concessions in the area encompassing Cerro Chorcha.  The Company believes that these actions of the Panamanian government are unlawful and contravene Panama’s international obligations under the U.S.-Panama BIT and the U.S.-Panama TPA.

4.	Convertible Note Payable and Short Term Loan

a.

On November 27, 2009, Dominion Minerals Corp. (the “Company”) entered into and closed on a Convertible Loan Agreement (the “Loan Agreement”) to sell to non-US persons the convertible note due 2010 (the “Note”) in the aggregate principal amount of $2,000,000 and warrants to purchase up to 10,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), with an exercise price of $0.15 per share for a total purchase price of $2,000,000.

The Note matures one year after the date of issuance. The Note pays interest at a rate of 3-Month LIBOR plus 2.0% per annum, which is payable at maturity, and is convertible into shares of Common Stock at a conversion price equal to $0.10 per share (the “Conversion Price”). The Conversion Price is subject to adjustment for certain events, including the dividends, distributions or split of the Company’s Common Stock, or in the event of the Company’s consolidation, merger or reorganization. In the event of a conversion, accrued interest shall be automatically converted into common stock. In addition, the Company has the right to prepay the entire outstanding principal due under the Notes upon a three business day notice.

The Company’s obligations under the Loan Agreement and the Note are secured by the pledge of 5,000,000 shares of Cuprum Resources Corp., a corporation organized under the laws of the Republic of Panama (“Cuprum”), owned by the Company pursuant to a Pledge Agreement dated as of November 30, 2009 by and among the Company, Cuprum and the investor. The pledged shares represent all of the issued and outstanding equity shares of Cuprum.

Warrants to purchase shares of Common Stock expired one year from the closing of the Note.

DOMINION MINERALS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

On May 3, 2010, the Ministry of Commerce and Industry of the Republic of Panama declared the Company’s Mineral Concession as a Mining Reserve by posting a Resolution in the Gaceta Oficial of Panama. Pursuant to the Resolution, no further exploration activities are to be performed on the concession site. The Company has disputed the declaration and Resolution by MICI and has commenced legal action against the Republic of Panama. Accordingly, the Company notified the Note Holder of such events and how it relates to their inability to perform pursuant to the terms of the Concession Agreement and subsequently the terms of the Note, to support its claim of a force majeure and its inability to repay the Note. To date, because of the Company’s inability to resume exploration activities on the Mineral Concession, the Company has been unable to repay the Note and the Note Holder has not converted the Note. The Company incurred interest expense in the amounts of $45,613 for the years ended December 31, 2015 and 2014. As of December 31, 2015 and 2014, the total amount due for the Convertible Note payable is $2,277,550 and $2,231,937, respectively.

b.

On July 1, 2013, the Company executed 4 Convertible Promissory Notes (“Convertible Promissory Notes”) in the aggregate amount of $75,000. The Convertible Promissory Notes were payable in 1 year, bearing interest at a rate of 1% annum for the term of the note. On November 1, 2014, the Company and each Note Holder entered into an agreement to extend the maturity date of the Notes to the earlier of December 31, 2016 or the date of any award granted to the Company in the litigation action between the Company and the Republic of Panama. The Holders of the Convertible Promissory Notes may convert the principal amount for shares of the Company’s common stock equal to the aggregate of 7.5% of the total issued and outstanding shares of the Company’s common stock.  The Company incurred interest expense in the amounts of $750 for the years ended December 31, 2015 and 2014. As of December 31, 2015 and 2014, the total amounts due for the Convertible Promissory Notes is $76,875 and $76,125, respectively.

5.	Shareholders’ equity

The Company is authorized to issue 705,000,000 shares: 700,000,000 shares of $0.0001 par value common stock and 5,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2015 and 2014, the Company has 99,512,345 and 96,445,678 shares of common stock outstanding, respectively and 200 shares of Series A preferred stock outstanding.  During the year ended December 31, 2015 and 2014, the Company sold 3,066,667 and 10,000,000 shares of common stock, respectively.

The Company’s authorized Series A preferred stock consists of 200 shares and has relative rights, preferences, privileges and limitations as follows:

●

The Series A has a super voting right in that it votes together with the common stock and any other class of stock entitled to vote with the common stock all as a single class, with each 100 shares of Series A entitled to 40% of all votes to be cast on any matter;

●	The Series A is not convertible and is not entitled to any dividends or any distribution in liquidation of the Company;

●	The Series A is not transferable in any manner without the unanimous vote of the Company’s Board of Directors;

●

Without the unanimous consent of the holders of the Series A stock, there shall not be any change made to the Rights of the Series A or to create any stock with equal or superior voting right to the Series A stock or authorize any additional shares of Series A stock; and

DOMINION MINERALS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

Upon the occurrence of a Qualified IPO by the Company, the Series A stock shall be automatically cancelled and returned to the status of undersigned authorized but unissued preferred stock. “Qualified IPO” means the sale of common stock of the Company in an underwritten public offering or resale registration under the Securities Act of 1933 which results in the Company having a market capitalization in excess of $100,000,000, based on the average closing price of the Company’s common stock for 10 consecutive trading days.

6.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2015 and December 31, 2014 are as follows:

	December 31, 2015	December 31, 2014
Net operating loss	$641,568	$688,749
Adjustment for unpaid accrued salaries	(554,859)	(514,020)
Adjusted net operating loss	86,709	174,729
Effective income tax rate	40%	40%
Total deferred tax assets	34,684	69,892
Less: valuation allowance	(34,684)	(69,892)
Total deferred tax assets	-	$-

The Company’s deferred tax assets as of December 31, 2015 and December 31, 2014 of $16,654,574 and $16,397,947, respectively, was fully offset by a valuation allowance, resulting in net deferred tax assets of $0 because of the uncertainty of the Company’s ability to utilize the net operating loss carry-forward against future earnings.

The reconciliation of the effective income tax rate to the federal statutory rate for the period ended December 31, 2015 and 2014 is as follows:

	2015	2014
Federal income tax rate	34%	34%
State tax, net of federal benefit	6%	6%
Increase in valuation allowance	(40)%	(40)%
Effective income tax rate	-%	-%

The deferred tax assets result from net operating loss carry-forwards. These assets will therefore reverse either upon their utilization against taxable income or upon their statutory expiration. Net operating loss carry-forwards will expire beginning in 2026 through 2035.

The Company’s last tax return submitted was for the year ended December 31, 2007. The Company‘s tax returns for the years ended December 31, 2008 through 2015 are open for examination by the tax federal and state tax authorities.

DOMINION MINERALS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

7.

Commitments and contingencies – On December 1, 2007, the Company entered into Employment Agreements with its Chief Executive Officer and its Chief Financial Officer. The agreements have terms of five years and three years, respectively. The agreements are automatically renewed for one-year term unless the Company or Executive gives 90 days prior written notice to terminate the agreement.

8.

Legal Proceedings - On December 5, 2013, the Company notified the Panamanian government of the Company’s intent to initiate arbitration proceedings under the U.S.-Panama Bilateral Investment Treaty (“U.S.-Panama BIT”) and the US.-Panama Trade Promotion Agreement (“U.S.-Panama TPA”).  As the Panamanian government has not responded to the Company’s requests to discuss a negotiated settlement, The Company has filed a formal Request for Arbitration at the International Centre for Settlement of Investment Disputes (“ICSID”) on March 30, 2016.  The Company is seeking relief in the amount of $268.3 million in the arbitration.  There can be no assurance that it will be successful or recover any amount.

The dispute involves the Panamanian government’s interference with the Company’s investment in the mining concession.  Cuprum owns the exploration rights to the Cerro Chorcha concession.  As discussed above, the Panamanian Ministry of Commerce and Industry (“MICI”) was named as a defendant in a lawsuit brought by Cesar Salazar in December 2009, which led to the “provisional suspension” on all actions involving the Cerro Chorcha.  Awaiting resolution of the lawsuit, the Company filed an application for an extension of its exploration rights in March 2010, one month before the initial exploration concession was to expire.  However, despite the provisional suspension placed on the Cerro Chorcha, the Panamanian government designated the Cerro Chorcha as a “mining reserve” in April 2010 without considering the Company’s extension request, with the purpose and intent of reverting ownership of the concession to the Panamanian government.  Furthermore, the Panamanian government subsequently passed legislation that annulled existing mining concessions in the area encompassing Cerro Chorcha in March 2013.  The Company believes that these actions of the Panamanian government are unlawful and contravene Panama’s international obligations under the U.S.-Panama BIT and the U.S.-Panama TPA.

On June 18, 2015, the Company entered into a Litigation Funding Agreement (“LFA”) with Therium Capital Management Limited, to fund its litigation against the Republic of Panama.  The terms of the LFA allow for funding of up to $8,000,000 of the Company’s litigation costs and require repayment of 2.5 times of the amount funded to the Company for such legal costs.  In addition, the Company will be required to share a percentage of any amount awarded to the Company with Therium.

9.	Subsequent Events

For the purpose of the accompanying consolidated financial statements, subsequent events have been evaluated through the date these financial statements were issued.

On April 1, 2016, the Company sold a Convertible Promissory Note (“Note”) in the amount of $26,000.  The Note contained an Original Issue Discount of $6,000 and bears interest in the amount of 24% annually.  The term of the note is for six months with a conversion price of $0.015 per share.  The Company may prepay the note by providing the Note Holder with a 3-day notice.

Item 14. Changes in and Disagreements with Accountants.

Previous Independent Registered Public Accounting Firm

The Company’s consolidated financial statements for the year ended December 31, 2013 were audited by Anderson Bradshaw PLLC. Their report on our consolidated financial statements did not contain an adverse opinion, a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except the inclusion of a paragraph indicating substantial doubt about our ability to continue as a going concern.

During the year ended December 31, 2013 and through October 19, 2015, (a) there were no disagreements with Anderson Bradshaw PLLC on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Anderson Bradshaw PLLC, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the consolidated financial statements for such years and (b) there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

New Independent Registered Public Accounting Firm

On October 19, 2015, the Board of Directors approved the appointment of Heaton & Company, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Heaton & Company, PLLC is located at 240 North East Promontory, Farmington, Utah 84025.

During the Company's previous  year ended December 31, 2013 and through October 19, 2015, neither the Company nor anyone on the Company's behalf consulted with Heaton and Company, PLLC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Item 15. Financial Statements and Exhibits

The information required by this item may be found beginning on page F-1 of this Report on Form 10.

Index to Exhibits.

Exhibit No.	Description of Exhibits

3.2	Amended and Restated Certificate of Incorporation with Amendments through May 31, 2007*

3.2	Company's Bylaws*

10.1	Merger Agreement by and among Empire Minerals Corp., a Delaware corporation, Xacord Acquisitions Sub Corp., a Nevada corporation and Empire Gold Corp., a Nevada corporation dated February 20, 2007*

10.4

Exploration and Development Agreement between and among Cuprum Resources Corp., a Panamanian corporation, Bellhaven Copper & Gold, Inc., a British Columbia corporation and Empire Minerals Corp., a Delaware corporation dated March 6, 2007.*

10.5	Restricted Equity Purchase Agreement.*

10.6	Stock Repurchase Agreement*

10.7	Convertible Promissory Note dated June 25, 2007.*

10.7a	Amendment to June 25, 2007 Convertible Promissory Note.
10.8	Convertible Promissory Note dated June 26, 2007.*

10.9	Convertible Promissory Note dated July 2, 2007.*

10.10	Subscription Agreement - Goldberg.*

10.11	Form of Subscription Agreement.*

10.12	Special Warrant Documents.*

10.13	Advisory Agreement between Saddle River Associates, Inc. and Empire Gold Corp.*

10.14	Acquisition Agreement between Saddle River Associates, Inc. and Empire Gold Corp.*

10.15	Consulting Agreement between Empire Minerals Corp. and Silver Global S.A.*

21.1	Subsidiaries*

31.1	Officers Certifications under Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Officers Certifications under Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer under Section 906 of the Sarbanes-Oxley Act of 2002.

* Previously Filed

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dominion Minerals Corp.

Date: October 21, 2016	By:	/s/ Pinchas Althaus
Pinchas Althaus
President and Chief Executive Officer

Date: October 21, 2016	By:	/s/ Diego Roca
Diego Roca
Executive Vice President and
Chief Financial Officer